Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and between

MOUNTAIN CREST ACQUISITION CORP. V,

and

AUM BIOSCIENCES PTE. LTD.

dated as of October 19, 2022

*Certain exhibits and the schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request, however the Registrant may request confidential treatment of omitted items.

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TABLE OF CONTENTS CONTINUED

TABLE OF CONTENTS CONTINUED

TABLE OF CONTENTS CONTINUED

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of October 19, 2022, is made and entered into by and between Mountain Crest Acquisition Corp. V, a Delaware corporation (“SPAC”) and AUM Biosciences Pte. Ltd., a private company limited by shares incorporated in Singapore, with company registration number 201810204D (the “Company”). Certain terms used in this Agreement are used as defined in Section 1.1.

RECITALS

WHEREAS, SPAC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities;

WHEREAS, the Company will incorporate a Cayman Islands exempted company (“Holdco”) for the purpose of participating in the transactions contemplated hereby and becoming the publicly traded holding company for the Surviving Corporation (as defined below) and SPAC;

WHEREAS, Holdco upon incorporation will form a private company limited by shares incorporated in Singapore as a direct wholly-owned subsidiary of Holdco (“Amalgamation Sub”) for the purpose of effectuating the Amalgamation (as defined below);

WHEREAS, Holdco upon incorporation will form a Delaware corporation to be a direct wholly-owned subsidiary of Holdco (“Merger Sub”) for the purpose of effectuating the SPAC Merger (as defined below);

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (“DGCL”) and the Singapore Companies Act, as applicable, (a) Amalgamation Sub will amalgamate with and into the Company (the “Amalgamation”), the separate existence of Amalgamation Sub will cease and the Company will be the surviving corporation of the Amalgamation and a direct wholly owned subsidiary of Holdco, and (b) following confirmation of the effective filing of the Amalgamation but on the same day, Merger Sub will merge with and into SPAC (the “SPAC Merger”), the separate existence of Merger Sub will cease and SPAC will be the surviving corporation of the SPAC Merger and a direct wholly owned subsidiary of Holdco;

WHEREAS, upon the Amalgamation Effective Time (as defined below), each Company Share (as defined below) in the issued and paid-up share capital of the Company immediately prior to the Amalgamation Effective Time shall automatically be cancelled and converted into, and the holders of Company Shares will receive, Ordinary Shares of Holdco, par value $0.0001 per share (“Holdco Ordinary Shares”) in accordance with this Agreement, the Holdco Governing Documents and the Company Governing Documents, and upon the SPAC Merger Effective Time (as defined below), the holders of SPAC Common Stock will receive Holdco Ordinary Shares;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, the Company and the Key Company Shareholders (as defined below) have entered into a voting and support agreement in the form attached hereto as Exhibit A (the “Shareholder Support Agreement”) pursuant to which, among other things, the Key Company Shareholders will not transfer and will vote their Company Shares in favor of this Agreement (including by execution of written resolutions), the SPAC Merger, the Amalgamation and the other Transactions, effective at the Closing (as defined below);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, SPAC and Mountain Crest Global Holdings LLC (“Sponsor”) have entered into a voting and support agreement in the form attached hereto as Exhibit B (the “Sponsor Support Agreement”) pursuant to which, among other things, Sponsor (i) will not transfer and will vote its shares of SPAC Common Stock or any additional shares of SPAC Common Stock it acquires prior to the SPAC Stockholder Meeting (as defined below) in favor of this Agreement, the SPAC Merger, the Amalgamation and the other Transactions and each of the Transaction Proposals (as defined below), (ii) will not redeem any shares of SPAC Common Stock in connection with the SPAC Merger, and (iii) waives its anti-dilution rights under the SPAC Charter;

WHEREAS, at or prior to Closing, Holdco, SPAC and shareholders representing at least 93% of outstanding Company Shares, which amount shall include all shareholders owning greater than one percent (1%) of Company Shares, will enter into a Lock-Up Agreement in the form attached hereto as Exhibit C (collectively, the “Lock-Up Agreement”) pursuant to which, among other things, such shareholders will not sell, for the period set forth in the Lock-Up Agreement, the Holdco Ordinary Shares that they will receive in the Amalgamation;

WHEREAS, at Closing, Holdco, certain holders of Company Shares, certain shareholders of SPAC Common Stock, and the holders of the private SPAC Units will enter into a registration rights agreement in the form attached hereto as Exhibit D (the “Registration Rights Agreement”) pursuant to which, among other things, Holdco agrees to provide the above holders with certain rights relating to the registration for resale of the Holdco Ordinary Shares that they will receive by Closing;

WHEREAS, each of the board of directors of SPAC (the “SPAC Board”) and the board of directors of the Company (the “Company Board”) has (i) determined that it is fair to, advisable for and in the best interests of, respectively, SPAC and the Company and their respective stockholders and shareholders, as applicable, to enter into this Agreement and to consummate the SPAC Merger, the Amalgamation and the other Transactions, (ii) approved the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the SPAC Merger, the Amalgamation and the other Transactions, and (iii) determined to recommend to their respective stockholders and shareholders, as applicable, the approval and adoption of this Agreement, the SPAC Merger, the Amalgamation and the other Transactions; and

WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the Amalgamation and the SPAC Merger will qualify as an exchange under Section 351 of the Code, and (b) the SPAC Merger will not result in a gain being recognized under Section 367(a)(1) of the Code by any stockholder of SPAC (other than any stockholder that would be a “five-percent transferee shareholder” (within the meaning of the Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of Holdco following the transaction that does not enter into a five-year gain recognition agreement pursuant to the Treasury Regulations Section 1.367(a)-8(c)), (a) and (b), together, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, Holdco, Amalgamation Sub, Merger Sub and the Company agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the following meanings:

1.1.1 “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction.

1.1.2 “ACRA” means the Singapore Accounting and Corporate Regulatory Authority.

1.1.1 “Action” means any action, lawsuit, complaint, claim, petition, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

1.1.2 “Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

1.1.3 “Alternative Transaction” means, (i) as to the Company, a transaction (other than the Transaction) concerning the sale or transfer of (a) all or any material part of the business or assets of the AUM Companies (as defined below), taken as a whole, or (b) any of the Company Ordinary Shares or other equity interests or profit interests (including any phantom or synthetic equity) of any AUM Company, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale or issuance of shares or other equity interests, assets, merger consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise, and (ii) as to SPAC, a transaction (other than the Transaction) involving the sale or transfer of SPAC Common Stock, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, business combination, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise.

1.1.4 “Ancillary Agreements” means, collectively, the (i) Shareholder Support Agreement, (ii) Sponsor Support Agreement, (iii) Registration Rights Agreement, (iv) Lock-Up Agreement and (v) Holdco Governing Documents.

1.1.5 “Anti-Bribery Laws” means any applicable Laws relating to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act 2010, the Prevention of Corruption Act 1960 of Singapore, the Indonesian Law No. 31 of 1999 on Eradication of Corruption (as amended by Law No. 20 of 2001) and any of its implementing regulations, and any similar Law that prohibits bribery or corruption.

1.1.6 “AUM Companies” means the Company and all of its direct and indirect Subsidiaries.

1.1.7 “Business Combination” has the meaning set forth in the SPAC’s Charter.

1.1.8 “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, Singapore or the Cayman Islands are authorized or required by Law to close; provided that such banks shall be deemed to be open for business in the event of measures enacted by any Governmental Authority in response to the COVID-19 pandemic requiring the closure of physical branch locations if such banks’ electronic funds transfer systems (including wire transfers) are open for use by customers on such day.

1.1.9 “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020.

1.1.10 “Cayman Islands Registrar” means the Registrar of Companies of the Cayman Islands.

1.1.11 “Code” means the U.S. Internal Revenue Code of 1986, as amended.

1.1.12 [Reserved].

1.1.13 “Company Constitution” means the Constitution of AUM Biosciences Pte. Ltd., dated March 26, 2018, as amended and/or restated from time to time.

1.1.14 “Company Exchange Ratio” means the quotient obtained by dividing the Price per Company Share by $10.00 (ten dollars).

1.1.15 “Company Governing Documents” means, the Company Constitution.

1.1.16 “Company Incentive Plans” means the AUM Biosciences Share Option Scheme 2022, as amended, restated or otherwise modified from time to time.

1.1.17 “Company Intellectual Property” means, collectively, any and all (i) Owned Intellectual Property and (ii) the Licensed Intellectual Property.

1.1.18 “Company Interests” means all of the outstanding Equity Interests of the AUM Companies.

1.1.19 “Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the AUM Companies, taken as a whole or (ii) the ability of the AUM Companies to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws, accounting rules or any interpretation, enforcement or implementation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including any Permitted COVID-19 Measures, or any change in COVID-19 Measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any Events generally applicable to the industries or markets in which the AUM Companies operate, (g) any action taken by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent set forth in Section 6.3, unless otherwise agreed by SPAC to be subject to this exception (g)) of, SPAC (other than actions contemplated by this Agreement or any Ancillary Agreement), or (h) the announcement, pendency or completion of the Transactions contemplated by this Agreement; provided, that in the case of each of clauses (a), (b), (d), (e) and (f), any such Event to the extent it disproportionately affects the AUM Companies, taken as a whole, relative to other participants in the industries or geographical areas in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

1.1.20 “Company Options” means all options to purchase Company Ordinary Shares, including options granted under the Company Incentive Plans.

1.1.21 “Company Ordinary Shares” means the ordinary shares issued in the capital of the Company.

1.1.22 “Company Preferred Shares” means the series A preference shares issued in the capital of the Company.

1.1.23 “Company Products” means any product that is being researched, tested, developed, commercialized, manufactured, sold or distributed by or behalf of the AUM Companies and all products (if any) with respect to which the AUM Companies have the right to receive payment.

1.1.24 “Company Shareholder” means any holder of any Company Shares.

1.1.25 “Company Shares” means Company Ordinary Shares and Company Preferred Shares until converted immediately prior to the Amalgamation Effective Time.

1.1.26 “Company Transaction Expenses” means any out-of-pocket fees and expenses payable by any of the AUM Companies or their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and execution of this Agreement, the Ancillary Agreements and consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the AUM Companies at or after the Closing pursuant to any agreement to which any of the AUM Companies is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Transactions; and (iii) any and all filing fees paid to Governmental Authorities in connection with the Transactions.

1.1.27 “Computer Security Incident” means any data or security breaches or unauthorized access, modification, disclosure, misuse, loss, or unavailability of Personal Information or IT Systems or violation or suspected (after investigation that did not eliminate such suspicion) violation of Privacy Laws, computer security policies, acceptable use policies, standard security practices or Privacy Policies. Examples of such incidents include: (i) an attacker commands a botnet to send high volumes of connection requests to a web server, causing it to crash; (ii) users are tricked into opening a “quarterly report” sent via email that is actually malware; running the tool has infected their computers and established connections with an external host; (iii) an attacker obtains sensitive data and threatens that the details will be released publicly if the organization does not pay a designated sum of money; or (iv) a user provides or exposes sensitive information to others through peer-to-peer file sharing services.

1.1.28 [Reserved].

1.1.29 “Confidential Information” means any non-public information of or concerning the AUM Companies or any of their respective businesses, including business plans, financial data, customer and client lists, customer and client information (including names, addresses and contact information and including prospective customers and prospective clients), marketing plans, technology, products, services, solutions, offerings, platforms, Proprietary Information and Intellectual Property, whether existing or being developed.

1.1.30 “Contract Worker” means any independent contractor, consultant, temporary employee, leased employee or other agent employed or used with respect to the operation of the business of the AUM Companies and classified by the Company as other than employees or compensated other than through wages paid by the Company through its payroll department and reported on a form W-2 or other equivalent foreign form/document.

1.1.31 “Contracts” means any contracts, subcontracts, agreements, license, sublicense, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, mortgages and purchase orders, whether written or oral.

1.1.32 “Copyrights” means all rights in copyrights, and other rights in any works of authorship of any type, in all forms, media or medium, now known or hereinafter developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, serials, promotions, audio or visual recordings, transcriptions, Software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, author rights and all other rights associated therewith.

1.1.33 “COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

1.1.34 “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar applicable Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Coronavirus Response Act of 2020.

1.1.35 “Databases” means all compilations of data, the selection and arrangement of that data, and all related documentation, including documentation regarding the procedures used in connection with the selection, collection, arrangement, processing and distribution of data contained therein to the extent they exist, together with documentation regarding the attributes of the data contained therein or the relationships among such data and documentation regarding data structures and formats, and file structures and formats, whether registered or unregistered, and any registrations or applications for registration therefor.

1.1.36 “Develop” or “Development” means any conception, reduction to practice, invention, creation, formulation, design, enhancement, testing, discovery, editing, commercialization, modification, improvement, or development (and any contribution to the foregoing), whether independently or jointly.

1.1.37 “Disclosure Letter” means, as applicable, the Company Disclosure Letter or the SPAC Disclosure Letter.

1.1.38 “Environmental Laws” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

1.1.39 “Environmental Permits” means the Permits required for conducting the current business (including any business to be conducted before closing of this Agreement) of the AUM Companies under applicable Environmental Laws.

1.1.40 “Equity Interest” means, with respect to Holdco, the Company, Amalgamation Sub and Merger Sub or any of their respective Affiliates (including, following the Effective Time, the Company and any Subsidiary), any shares, capital stock of, or other ownership, membership, partnership, voting, joint venture, equity interest, preemptive right, stock or share appreciation, phantom stock, profit participation or similar rights in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or give any person any right or entitlement to acquire any such shares, capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock or share appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested, of such Person or any of its Affiliates or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any such shares, capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock or share appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested.

1.1.41 “ERISA Affiliate” means any trade or business, whether or not incorporated, that together with a company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

1.1.42 “Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

1.1.43 “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

1.1.44 “Export Laws” means (i) all Laws imposing trade sanctions on any Person, including, all Laws administered by OFAC, all sanctions Laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury or the European Union, and all anti-boycott Laws administered by the U.S. Department of State or the Department of Treasury, and (ii) all Laws relating to the import, export, re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and the export control Laws of the United Kingdom or the European Union.

1.1.45 “FDA” means the U.S. Food and Drug Administration.

1.1.46 “Fully-Diluted Company Shares” means the sum of (a) the total number of outstanding Company Ordinary Shares and (b) the total number of Company Ordinary Shares subject to issuance pursuant to the Vested Company Options, in each case, as of immediately prior to the Closing.

1.1.47 “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

1.1.48 “Governing Documents” (i) the memorandum and articles of association or the constitution of a company or certificate of incorporation and the bylaws of a corporation or any such equivalent documents; (ii) the partnership agreement and any statement of partnership of a general partnership; (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (iv) the limited liability company agreement, operating agreement and the certificate of organization of a limited liability company, (v) the trust agreement and any documents that govern the formation of a trust; (vi) any charter, constitution, memorandum and articles of association or similar document adopted or filed in connection with the creation, formation, incorporation or organization of a Person; (vii) any Shareholders or shareholders agreements, investor rights agreements or other similar agreements and (viii) any amendment to any of the foregoing.

1.1.49 “Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental Regulatory Authority or quasi-Governmental Authority exercising executive, legislative, judicial, regulatory or administrative functions (to the extent that the rules, regulations or orders of such organization or Governmental Authority have the force of Law), governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof.

1.1.50 “Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, award rule or consent, in each case, entered by or with any Governmental Authority.

1.1.51 “Hazardous Materials” means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which is now defined, listed or identified as “hazardous” (including “hazardous substances” or “hazardous wastes”), “toxic,” a “pollutant” or a “contaminant” pursuant to any applicable Environmental Law, including asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, petroleum (including its derivatives, by-products or other hydrocarbons).

1.1.52 “Healthcare Law” means all federal, state, local, and foreign laws, statutes, or any regulation, or guidance or order thereunder governing the development, testing, regulatory approval, marketing, sale, pricing, coverage or reimbursement, distribution, use, handling and control, safety, efficacy, reliability or manufacturing of drug or biological products or medical devices, including without limitation: (a) the Federal Food, Drug and Cosmetic Act (“FDCA”) (21 U.S.C. § 301) and FDA implementing regulations; (b) any comparable foreign Laws for the foregoing; (c) the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)) and the regulations promulgated thereunder, the Federal Health Care Fraud law (18 U.S.C. § 1347), the Federal Civil Monetary Penalties Law (42 U.S.C. §1320a-7(a)), the Physician Payments Sunshine Act (42 U.S.C. §1320a-7(h)), the Exclusion Law (42 U.S.C. §1320a-7), the Criminal False Statements Law (42 U.S.C. §1320a-7b(a)), Stark Law (42 U.S.C. §1395nn), the Federal False Claims Act (31 U.S.C. §§3729 et seq. 42 U.S.C. §1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (HIPAA), (42 U.S.C. §§1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH Act), any other Law or regulation of any Governmental Authority which regulates kickbacks, patient or Health Care Program reimbursement, the hiring of employees or acquisition of services or products from those who have been excluded from governmental health care programs or any other aspect of providing health care applicable to the operations of the Company; (d) the applicable requirements of Medicare, Medicaid and other Governmental Authority healthcare programs, including the Veterans Health Administration and U.S. Department of Defense healthcare and contracting programs, and the analogous laws of any federal, state, local, or foreign jurisdiction applicable to the Company; (e) all applicable Laws governing the privacy, security, integrity, accuracy, transmission, storage, or other protection of health information; (f) applicable state licensing, disclosure and transparency reporting requirements, (g) any Laws of any other country in which the Company Products are tested, manufactured, marketed or distributed, or in which country the Company does business, which Laws are similar, analogous, or comparable to any item set forth in Clauses (a) through (f) above.

1.1.53 “Holdco Governing Documents” means the Memorandum of Association and Articles of Association of Holdco to be adopted by Holdco prior to Closing.

1.1.54 [Reserved].

1.1.55 [Reserved].

1.1.56 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.1.57 “IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time.

1.1.58 “Indebtedness” means (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (c) all obligations of such Person under leases that should be classified as capital leases in accordance with IFRS or GAAP (as applicable based on the accounting principles used by the applicable Person), (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (f) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (g) all obligations described in clauses (a) through (f) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire.

1.1.59 “Intellectual Property” means all of the worldwide intellectual property rights and proprietary rights associated with and including any Trade Secrets, Trademark, Patent, Copyright, domain name(s) and social media accounts and identifiers, whether or not registered, unregistered or registrable, to the extent recognized in a particular jurisdiction and other intellectual property, and all embodiments and fixations thereof and related documentation and registrations and all additions, improvements and accessions thereto.

1.1.60 “Investment Company Act” means the United States Investment Company Act of 1940, as amended.

1.1.61 “IRS” means the United States Internal Revenue Service.

1.1.62 “IT Systems” means, collectively, the hardware, Software, data, Databases, data communication lines, network and telecommunications equipment, platforms, servers, peripherals, computer systems, and other information technology equipment, facilities, infrastructure and documentation used, owned, leased or licensed by any of the AUM Companies and used in their business as currently conducted.

1.1.63 “Key Company Shareholders” means the persons and entities listed in Section 1.1.63 of the Company Disclosure Letter.

1.1.64 “Knowledge” means, (a) with respect to the phrase “to the Knowledge of the Company” or “to the Company’s Knowledge” shall mean the knowledge of the individuals identified in Section 1.1.64 of the Company Disclosure Letter; and (b) with respect to the phrase “to the Knowledge of SPAC” or “to SPAC’s Knowledge” shall mean the knowledge of the individuals identified in Section 1.1.64 of the SPAC Disclosure Letter, in each case of clauses (a) and (b), as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

1.1.65 “Law” means any statute, law, ordinance, code, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity.

1.1.66 “Leases” means, collectively, the leases described on Section 1.1.66 of the Company Disclosure Letter, together with all fixtures and improvements erected on the premises leased thereby.

1.1.67 “Licensed Intellectual Property” means the Intellectual Property licensed or made available by another Person to any of the AUM Companies.

1.1.68 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.1.69 “Nasdaq” means the Nasdaq Stock Market.

1.1.70 “OFAC” means the U.S. Office of Foreign Assets Control.

1.1.71 “Open Source Software” means all Software that is distributed as “free software,” “open source software,” “shareware” or under a similar licensing or distribution model, including Software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Foundation (as promulgated by the Free Software Foundation) or any Software that contains or is derived from any such Software.

1.1.72 “Ordinary Course” means, with respect to an action taken by a Person, that such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

1.1.73 “Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the AUM Companies.

1.1.74 “Patents” means all (a) U.S. and foreign patents (including certificates of invention and other patent equivalents), utility models, design, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty, (b) inventions, discoveries, improvements, idea submissions and invention disclosures, and (c) other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.

1.1.75 “PCAOB” means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.

1.1.76 “Permit” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration, order or other authorization or approval of a Governmental Authority or pursuant to any applicable Law, including, without limitation, Regulatory Authorizations, required to be obtained and maintained by the Company under applicable Law to carry out or otherwise affecting, or relating in any way to, the business, and all pending applications for any of the foregoing.

1.1.77 “Permitted COVID-19 Measures” means any COVID-19 Measures (i) except as would not reasonably be expected to have a Company Material Adverse Effect, to the extent referring to actions prior to the date of this Agreement, implemented prior to the date of this Agreement and disclosed to SPAC prior to the date of this Agreement, if material, or (ii) reasonably implemented by a party hereto following the date hereof in good faith and with respect to which, if material, such party provides at least one (1) Business Day’s prior written notice to the other parties hereto prior to implementation (except that no such notice shall be required to be provided in advance of taking such action if it shall be impracticable for the Company to provide such advance notice, but in such case notice is provided as soon as practicable following such action).

1.1.78 “Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to SPAC; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course for amounts (i) that are not delinquent, (ii) that are not material to the business, operations and financial condition of the Company so encumbered, either individually or in the aggregate, and (iii) not resulting from a breach, default or violation by the Company of any Contract or Law; (c) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the Financial Statements in accordance with IFRS); and (d) the Liens set forth on Section 1.1.78 of the Company Disclosure Letter.

1.1.79 “Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

1.1.80 “Personal Information” means (a) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or his, her or its device, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, government-issued ID number, customer or account number, health information, financial information, credit report information, device identifiers, transaction identifier, cookie ID, browser or device fingerprint or other probabilistic identifier, IP addresses, physiological and behavioral biometric identifiers, viewing history, platform behaviors, and any other similar piece of data or information; and (b) all other data or information that is otherwise protected by any Privacy Laws or otherwise considered personally identifiable information or personal data under applicable Law.

1.1.81 [Reserved].

1.1.82 “Post-Signing Investment Amount” means the amount of proceeds received by the AUM Companies from the sale of AUM Company Interests for not more than $10,000,000 in the aggregate during the Interim Period.

1.1.83 “Price per Company Share” means the quotient, expressed as a dollar number, obtained by dividing the Purchase Price by the Fully-Diluted Company Shares.

1.1.84 “Privacy Laws” means all applicable Laws concerning the privacy, secrecy, security, protection, disposal, international transfer or other Processing of Personal Information, including incident reporting and security incident notifying requirements.

1.1.85 “Process” or “Processing” means, with respect to data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, protection, security, erasure or destruction of such data.

1.1.86 “Proprietary Information” means all rights under applicable Laws in and to trade secrets, confidential information, proprietary information, designs, formulas, algorithms, procedures, methods, techniques, discoveries, developments, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, recordings, graphs, drawings, reports, analyses, documented and undocumented information, information and materials not generally known to the public, protocols, schematics, compositions, sketches, photographs, websites, content, images, graphics, text, artwork, audiovisual works, build instructions, Software, Databases, pricing, customer and user lists, market studies, business plans, systems, structures, architectures, devices, concepts, methods and information, together with any and all notes, analysis, compilations, lab reports, notebooks, invention disclosures, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing, including all copies and tangible embodiments of any of the foregoing in whatever form or medium.

1.1.87 “Purchase Price” means (a) $400,000,000, plus (b) the Post-Signing Investment Amount.

1.1.88 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.1.89 “Registered IP” means all Intellectual Property that is registered, filed, certified, applied for, perfected, recorded, renewed or issued under the Governmental Authority of, with or by any Governmental Authority, domain name registrar or other public or quasi-public legal Governmental Authority anywhere in the world.

1.1.90 “Regulatory Authority” means the FDA and any other Governmental Authority that regulates the development, testing, marketing, sale, distribution, or other activities involving drugs, biological products, medical devices, or that enforces Healthcare Laws.

1.1.91 “Regulatory Authorizations” means all FDA or other Regulatory Authority registrations, product listings, approved marketing authorizations including New Drug Applications, in-effect Investigational New Drug Applications or similar authorizations to conduct human clinical trials, approvals by an Institutional Review Board or similar entity to conduct human clinical studies, Drug Enforcement Administration registrations, state and municipal drug distribution licenses, and any other permit, license or other form of authorization required under the Healthcare Laws.

1.1.92 “Remedial Action” means all action required under applicable Laws: (x) to clean up, remove, treat or in any other way remediate any chemical, Hazardous Material or waste containing any chemical or Hazardous Material in the environment; (y) to prevent the release of any chemical, Hazardous Material or waste containing any chemical or Hazardous Material so that they do not endanger or otherwise adversely affect the environment or public health or welfare; or (z) to perform pre-remedial studies, investigations or monitoring, in or under any real property, assets or facilities.

1.1.93 “Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

1.1.94 “Sanctions” means any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions Governmental Authority.

1.1.95 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.1.96 “SEC” means the United States Securities and Exchange Commission.

1.1.97 “Securities Act” means the United States Securities Act of 1933, as amended.

1.1.98 [Reserved].

1.1.99 “Singapore Companies Act ” means the Companies Act 1967 of Singapore.

1.1.100 “Software” means all (a) computer software, programs, applications, scripts, middleware, firmware, interfaces, tools, operating systems, software code of any nature (including object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing) and any derivations, updates, enhancements and customization of any of the foregoing, together with all related processes, technical data, algorithms, application programming interfaces, subroutines, operating procedures, report formats, development tools, templates and user interfaces, (b) electronic data, Databases and data collections, and (c) documentation, including user manuals, technical manuals, programming comments, descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, and training materials related to any of the foregoing.

1.1.101 “SPAC Bylaws” means the bylaws of SPAC in effect immediately prior to the SPAC Merger Effective Time, as amended and/or restated from time to time.

1.1.102 “SPAC Charter” means the Amended and Restated Certificate of Incorporation of SPAC, dated November 12, 2021, as amended and/or restated from time to time.

1.1.103 “SPAC Common Stock” means, common stock of SPAC, par value $0.0001 per share.

1.1.104 “SPAC Governing Documents” means, collectively, the SPAC Charter and the SPAC Bylaws.

1.1.105 “SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of SPAC or (ii) the ability of SPAC to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws or GAAP or any interpretation, enforcement or implementation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 and any Permitted COVID-19 Measures, or any change in COVID-19 Measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, terrorism, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any matter as of the date of this Agreement to the extent expressly set forth in the SPAC Disclosure Letter, (g) any action taken by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent set forth in Section 7.3, unless otherwise agreed by the Company to be subject to this exception (g)) of, the Company (other than actions contemplated by this Agreement or any Ancillary Agreement), (h) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (i) any Events generally applicable to blank check companies or the market in which blank check companies operate; (j any Events that are cured by SPAC prior to the Closing, or (k) any worsening of the Events referred to in clauses (d), (e), (h) or (i) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (d), (e), (h) and (i), any such Event to the extent it disproportionately affects SPAC relative to other participants in the industries in which SPAC operates shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect.

1.1.106 “SPAC Merger Consideration” means, with respect to each SPAC Stockholder or Company Shareholder, as applicable, subject to the terms and conditions of this Agreement, the sum of all Holdco Ordinary Shares receivable by such SPAC Stockholder pursuant to Section 2.3(g)(ii) or Company Shareholder pursuant to Section 2.2(g)(i) (and with respect to each such Company Shareholder, as allocated in accordance with the Payment Spreadsheet).

1.1.107 “SPAC Rights Agreement” means that certain Rights Agreement, dated November 12, 2021, by and between SPAC and Company and Continental Stock Transfer & Trust Company, as the rights agent.

1.1.108 “SPAC Rights” means rights to receive shares of SPAC Common Stock (each such right to receive one-tenth (1/10) of a share of SPAC Common Stock).

1.1.109 “SPAC Securities” means the SPAC Common Stock, SPAC Rights and SPAC Units, collectively.

1.1.110 “SPAC Share Redemption Amount” means the aggregate amount payable from the Trust Account with respect to all SPAC Share Redemptions.

1.1.111 “SPAC Share Redemption” means the election of an eligible (as determined in accordance with the SPAC Governing Documents) holder of shares of SPAC Common Stock to redeem all or a portion of the shares of SPAC Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (as determined in accordance with the SPAC Governing Documents) in connection with the Transaction Proposals.

1.1.112 “SPAC Stockholder” means any holder of any shares of SPAC Common Stock.

1.1.113 “SPAC Stockholders’ Approval” means the approval of the Transaction Proposals, in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of SPAC Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with the SPAC Governing Documents) at a SPAC Stockholder Meeting duly called by the SPAC Board and held for such purpose.

1.1.114 “SPAC Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by SPAC or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, mutually agreed upon by SPAC and the Company, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, and (B) any and all filing fees to the Governmental Authorities.

1.1.115 “SPAC Units” means units of SPAC, each unit comprising one share of SPAC Common Stock and one SPAC Right to receive one-tenth (1/10) of a share of SPAC Common Stock upon the consummation of an initial business combination.

1.1.116 “Subsidiary” means, with respect to a Person, any company, corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns or controls fifty percent (50%) or more of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

1.1.117 “Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

1.1.118 “Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

1.1.119 “Trademarks” means all trademarks, service marks, trade names, business names, corporate names, trade dress, look and feel, product and service names, logos, brand names, slogans, 800 numbers, Internet domain names, URLs, social media usernames, handles, hashtags and account names, symbols, emblems, insignia and other distinctive identification and indicia of source of origin, whether or not registered, including all common law rights thereto, and all applications and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

1.1.120 “Trade Secrets” means all discoveries, inventions, ideas, technology, know-how, trade secrets, and Software, in each case whether or not patentable or copyrightable (including proprietary or confidential information, systems, methods, processes, procedures, practices, algorithms, formulae, techniques, knowledge, results, protocols, models, designs, drawings, specifications, materials, technical data or information, and other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing).

1.1.121 “Transactions” means, collectively, the SPAC Merger, the Amalgamation and each of the other transactions contemplated by this Agreement or any of the Ancillary Agreements.

1.1.122 “Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions.

1.1.123 “Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

Other Definitions.

Acquisition Entities	Preamble
Acquisition Entity	Preamble
Additional SEC Reports	7.4
Agreement	Preamble
Amalgamation	Recitals
Amalgamation Documents	6.3(i)(1)
Amalgamation Effective Time	2.2(b)
Amalgamation Objection	6.3(vi)
Amalgamation Sub	Preamble
Amalgamation Sub Board	Recitals
Amalgamation Sub Share	5.2(a)
Anti-Money Laundering Laws	3.26
API	3.7(a)(vi)
Break-up Fee	10.2(b)
Clinical Trial Agreement	3.7(a)(vi)
Closing	2.4
Closing Date	2.4

Company	Preamble
Company Benefit Plan	3.22(a)
Company Financial Statements	3.6(a)
Company Board	Recitals
Company Board Recommendation	8.2(c)(ii)
Company Cure Period	10.1(e)
Company Disclosure Letter	ARTICLE III
Company Financial Statements	3.6(a)
Company Incentive Plans	1.1
Company Information Systems	3.8(m)
Company Material Adverse Effect	9.2(a)
Company Modification in Recommendation	8.2(c)(ii)
Company Non-Recourse Party	11.16(b)
Company Ordinary Resolution	8.2(c)(i)
Company Transaction Expenses Certificate	2.1(a)(i)
Company Written Consent	8.2(c)(i)
D&O Indemnified Parties	6.5(b)
D&O Tail Insurance	6.5(b)
DGCL	Recitals
FCPA	3.25
Financial Statements	3.6(a)
Foreign Corrupt Practices Act	3.12
Half-year Financial Statements	6.8
Health Care Program	3.13(i)
Holdco	Preamble
Holdco Board	Recitals
Holdco Ordinary Shares	Recitals
Holdco Share	5.2(a)
Intended Tax Treatment	Recitals
Interim Financial Statements	3.6(a)
Interim Period	6.2
IPO	4.14
IP Contracts	3.7(a)(vii)
Lock-Up Agreement	Recitals
Material Contract	3.7(a)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Share	5.2(a)
Mergers	Recitals
Multiemployer Plan	3.22(c)
Non-U.S. Subsidiaries	8.4(b)
Other Amalgamation Documents	6.3(i)(1)
Outside Date	10.1(e)
Payment Spreadsheet	2.1(a)(iii)

PFIC	8.4(b)
Privacy Policies	3.8(j)
Proxy/Registration Statement	8.2(a)(i)
Public Stockholders	11.1
Purchase Price Shares	2.2(c)(ii)
Registration Rights Agreement	Recitals
Regulatory Approvals	8.1(a)
Related Party	3.20(a)
Released Claims	11.1
Shareholder Support Agreement	Recitals
Side Letters	2.5(a)(ii)
Singapore Companies Act	Recitals
Site	3.8(j)
SPAC	Preamble
SPAC Board	Recitals
SPAC Board Recommendation	8.2(b)(ii)
SPAC Cure Period	10.1(f)
SPAC D&O Indemnified Parties	6.5(a)
SPAC Disclosure Letter	ARTICLE IV
SPAC Financing Certificate	2.1(a)(ii)
SPAC Financial Statements	4.6(a)
SPAC Financing Certificate	2.1(a)(ii)
SPAC Material Adverse Effect	9.3(a)
SPAC Merger	Recitals
SPAC Merger Certificate	2.3(c)
SPAC Merger Effective Time	2.3(a)
SPAC Modification in Recommendation	8.2(b)(ii)
SPAC Non-Recourse Party	11.16(b)
SPAC SEC Filings	4.13
SPAC Stockholder Meeting	8.2(a)(i)
SPAC Transaction Expenses Certificate	2.1(a)(ii)
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Standards Setting Agreements	3.8(n)
Standards Setting Body	3.8(n)
Stockholder Litigation	8.5
Surviving Corporation	Section 2.2
Terminating Company Breach	10.1(e)
Terminating SPAC Breach	10.1(f)
Title IV Plan	3.22(c)
Transaction Proposals	8.2(a)(i)
Trust Account	11.1
Trust Agreement	4.14
Trustee	4.14

1.2 Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” and (viii) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under either IFRS or GAAP, as applicable.

(f) Unless the context of this Agreement otherwise requires, references to the Company with respect to periods following the Amalgamation Effective Time shall be construed to mean the Surviving Corporation and vice versa.

ARTICLE II
TRANSACTIONS; CLOSING

2.1 Pre-Closing Actions.

(a) Company Transaction Expenses Certificate; SPAC Transaction Expenses Certificate; SPAC Financing Certificate; Payment Spreadsheet.

(i) No later than two (2) Business Days prior to the Closing Date, the Company shall provide to SPAC a written report setting forth a list of all of the Company Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (the “Company Transaction Expenses Certificate”). For the avoidance of doubt, nothing contained herein shall affect any invoices to the Company to be paid for any Company Transaction Expenses incurred in good faith after the delivery of the Company Transaction Expenses Certificate.

(ii) As soon as reasonably practicable (but in any event no later than two (2) Business Days) prior to the Closing Date, SPAC shall deliver to the Company a written notice setting forth: (A) the aggregate amount of cash proceeds that will be required to satisfy the exercise of the SPAC Share Redemption; (B) a written report setting forth a list of all of the SPAC Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (the “SPAC Transaction Expenses Certificate”); and (C) the aggregate amount of all loans made by the Sponsor or any of its Affiliates to SPAC (x) as of the date of this Agreement and (y) during the period between the date of this Agreement and the Closing, to be repaid by SPAC or be converted into SPAC Units pursuant to Section 2.5(d) (the “SPAC Financing Certificate”). For the avoidance of doubt, nothing contained herein shall affect SPAC’s ability to be reimbursed (and any invoices to the SPAC to be paid) for any SPAC Transaction Expenses incurred in good faith after the delivery of the SPAC Transaction Expenses Certificate.

(iii) Promptly following delivery by (A) the Company of the Company Transaction Expenses Certificate pursuant to Section 2.1(a)(i) and (B) SPAC of the SPAC Transaction Expenses Certificate and the SPAC Financing Certificate pursuant to Section 2.1(a)(ii) and, in any event, not less than two (2) Business Days prior to the Closing Date the Company shall (1) deliver to SPAC a spreadsheet schedule (the “Payment Spreadsheet”) in Microsoft Excel format with underlying calculations setting forth the portion of the Purchase Price payable to each Company Shareholder in accordance with the terms of this Agreement and the Company Governing Documents. As promptly as practicable following the Company’s delivery of the Payment Spreadsheet, the parties hereto shall work together in good faith to finalize the Payment Spreadsheet in accordance with this Agreement. The allocation of the Purchase Price to the Company Shareholders pursuant to the Payment Spreadsheet shall, to the fullest extent permitted by applicable Law, be final and binding on all parties and shall be used by parties hereof for purposes of issuing the Purchase Price to the Company Shareholders pursuant to this Article II, absent manifest error. The Payment Spreadsheet shall be prepared solely by the Company, and the Company acknowledges that SPAC and its Affiliates are not responsible for, and shall have no liability with respect to, the Payment Spreadsheet or any allocations, errors or omissions therein.

2.2 The Amalgamation.

(a) Amalgamation. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Singapore Companies Act, at the Amalgamation Effective Time, Amalgamation Sub and the Company shall amalgamate and continue as one company with the Company being the surviving corporation in the Amalgamation (hereinafter referred to for the period at and after the Amalgamation Effective Time as the “Surviving Corporation”) and a wholly-owned subsidiary of Holdco.

(b) Amalgamation Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the Singapore Companies Act, Amalgamation Sub and the Company shall execute and cause to be lodged with ACRA, an amalgamation proposal (the “Amalgamation Proposal”), the Other Amalgamation Documents, and such other documents as may be required in accordance with the applicable provisions of the Singapore Companies Act or by any other applicable Law to make the Amalgamation effective by no later than 10.00 a.m. Singapore time on the morning of the Closing prior to the SPAC Merger Effective Time. The Amalgamation shall become effective on the date as may be agreed by Amalgamation Sub, Holdco, SPAC and the Company in writing and specified in writing in the Amalgamation Proposal and as set out in the notice of amalgamation issued by ACRA in respect of the Amalgamation (the “Amalgamation Effective Time”).

(c) Effect of the Amalgamation. At and after the Amalgamation Effective Time:

(i) in accordance with Section 215G of the Singapore Companies Act, (A) all the property, rights and privileges of Amalgamation Sub and the Company shall be transferred to and vest in the Surviving Corporation; (B) all the liabilities and obligations of Amalgamation Sub and the Company shall be transferred to and become the liabilities and obligations of the Surviving Corporation; (C) all proceedings pending by or against either of Amalgamation Sub or the Company may be continued by or against the Surviving Corporation; (D) any conviction, ruling, order or judgment in favor or against either of Amalgamation Sub or the Company may be enforced by or against the Surviving Corporation; and (E) the shares and rights of the shareholders in each of Amalgamation Sub and the Company shall be cancelled, exchanged or converted into the shares and rights provided for in the Amalgamation Proposal, and in accordance Section 2.2(c)(ii).

(ii) Each Company Share issued and paid-up in the share capital of the Company immediately prior to the Amalgamation Effective Time shall be automatically cancelled (which cancellation of Company Shares shall be deemed not to be a reduction of share capital within the meaning of the Singapore Companies Act) and each Company Shareholder shall be entitled to receive, as consideration for such Company Share, such number of newly issued Holdco Shares equal to the Company Exchange Ratio (the “Purchase Price Shares”). As of the Amalgamation Effective Time, each Company Shareholder shall cease to have any other rights in and to the Company or the Surviving Corporation.

(iii) Separately from the Amalgamation but as of the Amalgamation Effective Time, each Company Option outstanding immediately prior to the Amalgamation Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by Holdco and converted into an option to purchase Holdco Shares (each, an “Assumed Option”) under Holdco equity plans. Each Assumed Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Option immediately prior to the Amalgamation Effective Time (including expiration date, vesting conditions, and exercise provisions), except that (A) each Assumed Option shall be exercisable for that number of Holdco Shares equal to the product (rounded down to the nearest whole number) of (y) the number of Company Shares subject to such Company Option immediately prior to the Amalgamation Effective Time multiplied by (z) the Company Exchange Ratio; and (B) the per share exercise price for each Holdco Share issuable upon exercise of the Assumed Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (y) the exercise price per Company Share subject to such Company Option immediately prior to the Amalgamation Effective Time by (z) the Company Exchange Ratio.

(iv) Each share of Amalgamation Sub issued and paid-up in the share capital of Amalgamation Sub immediately prior to the Amalgamation Effective Time shall be automatically converted pursuant to the Amalgamation into one (1) Surviving Corporation Ordinary Share and, accordingly, Holdco shall become, pursuant to the Amalgamation and the cancellation of the Company Shares, the holder of all Surviving Corporation Ordinary Shares.

(v) Notwithstanding anything to the contrary contained herein, no fraction of a Holdco Share will be issued by virtue of the Amalgamation or the other Transactions, and each Person who would otherwise be entitled to a fraction of a Holdco Share (after aggregating all fractional Holdco Shares that otherwise would be received by such holder) shall instead have the number of Holdco Shares issued to such Person rounded down in the aggregate to the nearest whole Holdco Share.

2.3 The SPAC Merger.

(a) SPAC Merger. Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the DGCL, immediately following confirmation of the effective filing of the Amalgamation, and effective on such date and time as the SPAC Merger becomes effective (the “SPAC Merger Effective Time”), Merger Sub shall be merged with and into SPAC, and the separate corporate existence of Merger Sub shall cease, and SPAC, as the surviving corporation, shall thereafter continue its corporate existence as a wholly-owned subsidiary of Holdco. The completion of the Amalgamation is a condition precedent for the completion of the SPAC Merger.

(b) Effect of the SPAC Merger. From and after the SPAC Merger Effective Time, the effect of the SPAC Merger shall be as provided in accordance with the applicable provisions of this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of SPAC, which shall include the assumption by SPAC of any and all agreements, covenants, duties and obligations of the Merger Sub set forth in this Agreement to be performed after the SPAC Merger Effective Time.

(c) Filing of Certificate of Merger. At the Closing, and immediately following confirmation of the effective filing of the Amalgamation (subject to the satisfaction or waiver of all of the conditions set forth in this Agreement as of the filing of the Amalgamation), and provided this Agreement has not theretofore been terminated pursuant to its terms, Merger Sub and SPAC shall cause (or if Merger Sub and SPAC do not cause, the Company shall cause) a certificate of merger in respect of the SPAC Merger and such other documents as may be required in accordance with the applicable provisions of the DGCL or by any other applicable Law to make the SPAC Merger effective (collectively, the “SPAC Merger Certificate”), to be executed and duly submitted for filing with the Delaware Secretary of State in accordance with the applicable provisions of the DGCL. The SPAC Merger shall become effective at the time specified in the SPAC Merger Certificate pursuant to Section 2.3(a) when the Merger Certificate has been accepted for filing by the Delaware Secretary of State.

(d) Directors and Officers of the SPAC.

(i) From and after the SPAC Merger Effective Time, the officers of the Company holding such positions as set forth in Section 2.3(d)(i) of the Company Disclosure Letter shall be appointed the officers of SPAC, each such officer to hold office in accordance with the SPAC Governing Documents.

(ii) From and after the SPAC Merger Effective Time, the Persons identified as the directors of the Company in Section 2.3(d)(ii) of the Company Disclosure Letter shall be appointed the directors of SPAC, each to hold office in accordance with the SPAC Governing Documents.

(e) Effect of the SPAC Merger on Merger Sub Stock. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any party hereto or the holders of securities of Merger Sub, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be converted into an equal number of shares of common stock of the SPAC, which shares shall, subject to Section 2.3(f), constitute the only shares of capital stock of the SPAC.

(f) Effect of the SPAC Merger on SPAC Securities.

(i) SPAC Units. At the SPAC Merger Effective Time, each SPAC Unit that is outstanding immediately prior to the SPAC Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one share of SPAC Common Stock and one SPAC Right in accordance with the terms of the applicable SPAC Unit, which underlying securities of SPAC shall be adjusted in accordance with the applicable terms of this Section 2.3(f)(i).

(ii) SPAC Common Stock. At the SPAC Merger Effective Time, and immediately following the separation of each SPAC Unit in accordance with Section 2.3(g)(i) above, by virtue of the SPAC Merger and conditioned on the consummation of the SPAC Merger and without any action on the part of any party hereto or the holders of SPAC Common Stock, each share of SPAC Common Stock that is issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive one newly issued Holdco Ordinary Share without interest. As of the SPAC Merger Effective Time, each SPAC Stockholder shall cease to have any other rights in and to SPAC.

(iii) SPAC Treasury Stock. Notwithstanding clause (ii) above or any other provision of this Agreement to the contrary, at the SPAC Merger Effective Time, if there are any shares of SPAC Common Stock that are owned by SPAC as treasury shares or any shares of SPAC Common Stock owned by any direct or indirect Subsidiary of SPAC immediately prior to the SPAC Merger Effective Time, such shares of SPAC Common Stock shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(iv) SPAC Rights. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any holder of a SPAC Right, every ten (10) SPAC Rights that were issued and outstanding immediately prior to the SPAC Merger Effective Time shall automatically be cancelled and cease to exist in exchange for one (1) newly issued Holdco Ordinary Share. As of the SPAC Merger Effective Time, each SPAC Right holder shall cease to have any other rights in and to SPAC.

2.4 Closing. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Amalgamation and the SPAC Merger and the other Transactions contemplated by this Agreement to occur or become effective in connection therewith (including all Transactions contemplated to occur or become effective at the closing, the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 11.8 on the date which is three (3) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place or in such other manner as shall be agreed upon by SPAC and the Company in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

2.5 Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered to SPAC:

(i) a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(ii) evidence in form and substance reasonably acceptable to SPAC of the termination of all letter agreements between the Company and any of its investors (the “Side Letters”), if any or as applicable;

(iii) the Payment Spreadsheet; and

(iv) copies of the approvals, waivers or consents called for by Section 9.2(d), if any and as applicable.

(b) At the Closing, SPAC will deliver or cause to be delivered to the Company:

(i) a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled; and

(ii) copies of the written resignations of all the directors and officers of SPAC prior to the SPAC Merger, effective as of the SPAC Merger Effective Time.

(c) At the Closing, (i) Holdco shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid Company Transaction Expenses as set forth in the Company Transaction Expenses Certificate pursuant to Section 2.1(a)(i), which shall include the respective amounts and wire transfer instructions for the payment thereof and (ii) Holdco shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid SPAC Transaction Expenses as set forth in the SPAC Transaction Expenses Certificate pursuant to Section 2.1(a)(ii).

(d) At the SPAC Merger Effective Time, in accordance with the SPAC Financing Certificate pursuant to Section 2.1(a)(ii), SPAC shall repay the outstanding amount due under loans made by the Sponsor or any of its Affiliates to SPAC, or at the lender’s discretion, up to $1,500,000 of the loans may be converted into SPAC Units at the price of $10.00 per unit at Closing (which could result in the lenders being issued SPAC Units to acquire up to 165,000 shares of SPAC Common Stock (including 15,000 shares of SPAC Common Stock issuable upon exercise of SPAC Rights)).

(e) At the Closing, subject to the terms and conditions of this Agreement, Holdco shall issue to each Company Shareholder such number of Purchase Price Shares opposite such Company Shareholder’s name on the Payment Spreadsheet.

2.6 Withholding. Each of Holdco, the Surviving Corporation, SPAC, Amalgamation Sub and Merger Sub and their agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law; provided that Holdco, the Surviving Corporation, SPAC, Amalgamation Sub and Merger Sub or their agent, as applicable, shall provide notice of any withholding that it either intends to make (or cause to be made) in connection with consideration payable or is otherwise deliverable pursuant to this Agreement (other than any withholding required in connection with amounts properly treated as compensation for applicable Tax purposes) at least five (5) days prior to the date of the relevant payment and shall cooperate to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law, including providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings. To the extent that amounts are so withheld by Holdco, the Surviving Corporation, SPAC, Amalgamation Sub or Merger Sub or their agents, as the case may be, and paid over to the appropriate taxing Governmental Authority, such withheld and paid amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to SPAC the following, except as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”), which exceptions shall be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 11.9 (and any reference in this Agreement or any Ancillary Agreement to this Article III or any provision thereof shall be deemed to refer to such Article or provision as modified by the Company Disclosure Letter in accordance with Section 11.9).

3.1 Organization, Good Standing, Corporate Power and Qualification. The Company is duly incorporated and is validly existing under the Laws of the jurisdiction of incorporation. The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to the Company Governing Documents. The Company is presently qualified to do business in each jurisdiction in which it is required to be so qualified and in good standing in each such jurisdiction. Prior to the date of this Agreement, the Company has made available to SPAC accurate and complete copies of the Company Governing Documents and the Governing Documents of each other AUM Company, including all amendments thereto as in effect as of the date of this Agreement.

3.2 Due Authorization. All corporate action on the part of each of the AUM Companies and their respective directors, officers and shareholders necessary for the (a) authorization, execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of each of the Company’s obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the Company Written Consent or the Company Ordinary Resolution, (ii) the filing of the Amalgamation Documents and (iii) the receipt of the Regulatory Approvals (as defined below). This Agreement and the Ancillary Agreements to which it is or will be a party (assuming due authorization, execution and delivery by each other party) constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

3.3 Non-Contravention. None of the AUM Companies is in material violation of any term of its Governing Documents. None of the AUM Companies is in violation of any term or provision of any Governmental Order to which it is party or by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 3.3 of the Company Disclosure Letter, the execution and delivery by the Company and the performance by the Company of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or except for (x) obtaining the Company Written Consent or the Company Ordinary Resolution, (y) the filing of the Amalgamation Documents and (z) the receipt of the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute a default under (i) the Company’s Governing Documents, (ii) any Contract to which any of the AUM Companies is a party or by which any of the AUM Companies’ assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of the properties or assets of the Company (other than Permitted Liens), except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.4 Capitalization.

(a) As of the date of this Agreement, the issued and paid-up share capital of the Company consists of (x) 6,953,005 Company Ordinary Shares, all of which are outstanding, and (y) 706,456 Company Preferred Shares, all of which are outstanding. Set forth in Section 3.4(a) of the Company Disclosure Letter is a true, correct and complete list of each legal owner of Company Shares or other Company Interests and the number of Company Shares or other AUM Company Interests held by each such holder as of the date hereof. Except as set forth in Section 3.4(a) of the Company Disclosure Letter, pursuant to the Company Incentive Plans, or with respect to certain Company Options granted separately from the Company Incentive Plans, as of the date hereof there are no other ordinary shares, preferred shares or other Company Interests authorized, reserved for issuance, issued or outstanding. All of the issued and paid-up Company Shares (w) have been duly authorized and validly issued and allotted and are fully paid; (x) have been offered, sold, transferred and issued in compliance with applicable Law, including the Singapore Companies Act and applicable securities Laws, and including any filings and returns required under any applicable Law to be delivered or made by the Company in respect of such offer, sale, transfer or issuance, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance or allotment of such securities; (y) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (z) are free and clear of any Liens.

(b) As of immediately prior to the Amalgamation Effective Time, (i) no Company Preferred Shares shall be outstanding, (ii) the only Company Interests issued and paid-up shall be 8,779,752 Company Ordinary Shares and the Company Interests set forth in Section 3.4(b) of the Company Disclosure Letter, and (iii) the Company Preferred Shares shall have been converted into Company Ordinary Shares in compliance with the Company’s Governing Documents and the terms of such Company Preferred Shares.

(c) As of the date of this Agreement, Company Options with respect to 1,120,291 Company Ordinary Shares are issued and outstanding. Set forth in Section 3.4(c) of the Company Disclosure Letter is a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds a Company Option, including the number of Company Ordinary Shares subject thereto, the vesting schedule and expiration date thereof and the exercise price thereof. All Company Options are evidenced by award agreements in substantially the forms previously made available to SPAC, and no Company Option is subject to terms that are materially different from those set forth in such forms in any material respect. Each Company Option was validly issued and properly approved by the board of directors of the Company (or appropriate committee thereof).

(d) Except as otherwise set forth in this Section 3.4 or in Section 3.4(d) of the Company Disclosure Letter, the Company has not issued, granted, and is not otherwise bound by or subject to any outstanding subscriptions, options, warrants, rights or other securities (including debt securities) convertible, exercisable or exchangeable for Company Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Shares.

3.5 Subsidiaries.

(a) The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than the Subsidiaries of the Company set forth in Section 3.5(a) of the Company Disclosure Letter. Section 3.5(a) of the Company Disclosure Letter sets forth the jurisdiction of incorporation of each Company Subsidiary and the Equity Interest authorized, issued and outstanding of each such Company Subsidiary. Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate or other entity power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. Each of the Company’s Subsidiaries is presently qualified to do business in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction. All shares or other equity securities of the Company’s Subsidiaries that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

3.6 Financial Statements.

(a) The Company has made available to SPAC (i) the audited consolidated balance sheets of the Company, and the related statements of operations, changes in stockholders’ equity and cash flows, for the fiscal years ended March 31, 2022 and March 31, 2021, including the notes thereto (collectively, the “Company Financial Statements”) and (ii) reviewed financial statements for the six month period ended September 30, 2022 (the “Interim Financial Statements” and together with the Company Financial Statements, the “Financial Statements”).

(b) The Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the Interim Financial Statements, to normal year-end adjustment and the absence of footnotes), (ii) were prepared in conformity with IFRS applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and subject, in the case of the Interim Financial Statements, to normal year-end adjustment and the absence of footnotes), (iii) were prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries and (iv) in the case of the Updated Financials (as defined below) when delivered by the Company for inclusion in the Proxy/Registration Statement (as defined below) for filing with the SEC following the date of this Agreement in accordance with Section 6.8, will comply in all material respects with the applicable accounting requirements (including the standards of the PCAOB) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) The Updated Financials will, when provided, present fairly in all material respects the information shown therein and will have been compiled on a basis consistent with that of the Financial Statements. The assumptions, information and data used in the preparation of such Updated Financial Statements are reasonably believed by the Company to be reasonable in light of current conditions and facts known to the Company, the pro forma adjustments used therein will be appropriate to give effect to the transactions or circumstances described therein, and the pro forma adjustments will have been properly applied to the historical amounts used in the preparation of such Updated Financials.

(d) Neither the Company nor any director or officer of the Company nor or any of its Subsidiaries, to the Knowledge of the Company, any independent auditor of the Company or its Subsidiaries, has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any of its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(e) The Company maintains a system of internal accounting controls which is reasonably sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The books and records of the Company have been, and are being, maintained in all material respects in accordance with IFRS and any other applicable legal and accounting requirements.

(f) The Company Board would, as of the date hereof and assuming all Company Preferred Shares had been converted to Company Ordinary Shares prior to the date hereof, be able to give a solvency statement in relation to each of the Company and the Surviving Corporation in accordance with Section 215I and Section 215J of the Singapore Companies Act, respectively, to effect the Amalgamation, and the Company is not aware of any fact, matter or circumstance that has occurred or is reasonably expected to occur which would render the Company Board unable to give such solvency statement when required to do so in connection with the Amalgamation.

3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Letter lists all material Contracts to which any AUM Company is a party, by which any AUM Company is bound or to which any AUM Company or any of its assets or properties are subject that are in effect as of the date of this Agreement and constitute or involve the following (together with all amendments, waivers or other changes thereto, each of the following, a “Material Contract”):

(i) all Contracts that require annual payments or expenses incurred by, or annual payments or income to, the Company of $100,000 or more (other than standard purchase and sale orders entered into in the Ordinary Course consistent with past practices);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar Contracts, in each case requiring annual payments or expenses by any party of $100,000 or more;

(iii) each Contract with any current officer, director, employee or consultant of the Company, under which the Company (A) has continuing obligations for payment of an annual compensation of at least $150,000, and which is not terminable for any reason or no reason upon reasonable notice without payment of any penalty, severance or other obligation; (B) has severance or post-termination obligations to such Person (other than COBRA obligations); or (C) has an obligation to make a payment upon consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or as a result of a change of control of the Company;

(iv) all Contracts creating a joint venture, strategic alliance, limited liability company or partnership arrangement to which the Company is a party;

(v) all Contracts relating to any acquisitions or dispositions of material assets (other than acquisitions or dispositions of inventory in the Ordinary Course) in excess of $100,000;

(vi) all Contracts, irrespective of contract value, relating to (A) the manufacturing, labeling, packaging, marketing, sales, or distribution of finished drug products (whether currently FDA-approved or under clinical investigation) by or on behalf of the Company; (B) the conduct, management, or oversight of pre-clinical or clinical drug trials on behalf of the Company (whether titled a “Clinical Trial Agreement” or otherwise); (C) the supply of active pharmaceutical ingredients (“API”) or other ingredients or components used in the manufacturing of FDA-approved or investigational drug products by or on behalf of the Company; or (D) consulting or other services provided to the Company by physicians or other licensed healthcare providers;

(vii) all Contracts involving Intellectual Property (“IP Contracts”), separately identifying all such IP Contracts under which any of the AUM Companies is obligated to pay royalties thereunder and all such IP Contracts under which any AUM Company is entitled to receive royalties thereunder;

(viii) all Contracts limiting the freedom of the Company to compete in any line of business or industry, with any Person or in any geographic area;

(ix) all Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(x) all Contracts with or pertaining to the Company to which any Affiliate of the Company is a party, other than any Contracts for less than $50,000 or relating to such Affiliate’s status as a Company Shareholder;

(xi) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest (including the Lease) and which involve payments to the lessor thereunder in excess of $100,000 per year;

(xii) all Contracts creating or otherwise relating to outstanding Indebtedness (other than intercompany Indebtedness), except any such Contract with an aggregate outstanding principal amount not exceeding $100,000;

(xiii) all Contracts relating to the voting or control of the equity interests of the Company or the election of directors of the Company (other than the organizational or constitutive documents of the Company);

(xiv) all Contracts not cancellable by the Company with no more than thirty (30) days’ notice if the effect of such cancellation would result in monetary penalty to the Company in excess of $100,000 per the terms of such contract;

(xv) all Contracts that may be terminated, or the provisions of which may be altered, as a result of the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement;

(xvi) all Contracts under which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement, or the amount or value thereof will be calculated on the basis of, the transactions contemplated by this Agreement or any Ancillary Agreement; and

(xvii) all collective bargaining agreements or other agreement with a labor union or labor organization.

(b) Each Material Contract is (i) a valid and binding agreement, (ii) in full force and effect and (iii) enforceable by and against the Company or its Subsidiaries and each counterparty that is party thereto. Neither the Company nor, to the Company’s Knowledge, any other party to a Material Contract is in material breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract. The Company has not assigned, delegated or otherwise transferred any of its rights or obligations under any Material Contract or granted any power of attorney with respect thereto.

(c) The Company is in compliance in all material respects with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or Contracts establishing or evidencing any Indebtedness. The consummation and closing of the Transactions shall not cause or result in an event of default under any instruments or Contracts establishing or evidencing any Indebtedness.

3.8 Intellectual Property.

(a) The Company, or its Subsidiary, is the sole and exclusive owner of each item of Owned Intellectual Property, free and clear of any Liens (except for Permitted Liens). The Company, or its Subsidiaries, is a licensee of each item of Licensed Intellectual Property, free and clear of any Liens. The Company has a valid right to use the AUM Companies Licensed Intellectual Property as currently used.

(b) Section 3.8(b) of the Company Disclosure Letter sets forth a complete and correct list of all (i) Registered IP owned or licensed by the AUM Companies; (ii) unregistered material Trademarks constituting Owned Intellectual Property; and (iii) all social media accounts and identifiers; accurately specifying as to each of the foregoing, as applicable: (A) the jurisdiction, filing date, date of issuance, expiration date, owner (if licensed whether the license is exclusive or non-exclusive), and registration or application number, and registrar, and status and; (B) any actions that must be taken in the six (6) months after the Closing with respect to each of the foregoing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates.

(c) All Registered IP owned by the AUM Companies is subsisting and to the Knowledge of the Company valid and enforceable. All Licensed Intellectual Property is subsisting and to the Knowledge of the Company valid and enforceable. To the Knowledge of the Company, all Persons have, in connection with the prosecution of all Patents before the United States Patent and Trademark Office and other similar offices in other jurisdictions complied with the applicable obligations of candor owed to the United States Patent and Trademark Office and such other offices. No Registered IP owned or licensed by the AUM Companies is or has been involved in any interference, opposition, reissue, reexamination, revocation, cancellation, domain-name dispute proceeding, or equivalent proceeding, and no such proceeding has been threatened in writing with respect thereto. There have been no claims filed, served or threatened in writing, or orally threatened, against the AUM Companies contesting the validity, use, ownership, enforceability, patentability, registrability, or scope of any Registered IP owned or licensed by the AUM Companies. All registration, maintenance and renewal fees currently due in the next ninety (90) days in connection with any Registered Owned IP have been paid or are scheduled to be paid in advance of any applicable deadline and all documents, recordations and certificates in connection therewith have been filed with the authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such rights and recording the Company’s ownership or interests therein.

(d) To the Knowledge of the Company, the operation of the Business as currently conducted and as conducted, do not conflict with, infringe, misappropriate or otherwise violate any Intellectual Property right of any third Person. There have been no claims filed, served or threatened in writing, or orally threatened, against any AUM Company alleging any conflict with, infringement, misappropriation, or other violation of any Intellectual Property of a third Person (including any unsolicited written offers to license any such Intellectual Property). There are no actions pending that involving a claim against any AUM Company by a third Person alleging infringement or misappropriation of such third Person’s Intellectual Property. To the Knowledge of the AUM Companies, no third Person has conflicted with, infringed, misappropriated, or otherwise violated any Company Intellectual Property.

(e) The Company has not filed, served, or threatened a third Person with any claims alleging any conflict with, infringement, misappropriation, or other violation of any Company Intellectual Property. There are no actions pending that involve a claim against a third Person by the AUM Companies alleging infringement or misappropriation of Company Intellectual Property. The Company is not subject to any Governmental Order that adversely restricts the use, transfer, registration or licensing of any such Intellectual Property by the Company.

(f) Except as disclosed on Section 3.8(f) of the Company Disclosure Letter, each employee, agent, consultant, and contractor who has contributed to or participated in the creation or development of any material Intellectual Property on behalf of any AUM Company or any predecessor in interest thereto has executed a form of proprietary information and/or inventions agreement or similar written Contract with the Company under which such Person: (i) has assigned all right, title and interest in and to such Intellectual Property to the Company, or its Subsidiary (or such predecessor in interest, as applicable); and (ii) is obligated to maintain the confidentiality of confidential information both during and after the term of such Person’s employment or engagement. To the extent any such proprietary information and/or inventions agreement or other similar written Contract permitted such employee, agent, consultant, and contractor to exclude from the scope of such agreement or Contract any Intellectual Property in existence prior to the date of the employment or relationship, no such employee, agent, consultant, and contractor excluded Intellectual Property that was substantially related to the Business of any AUM Company. To the Knowledge of the Company, no employee, agent, consultant or contractor of any AUM Company is or has been in violation of any term of any such Contract.

(g) Except as set forth in Section 3.8(g), of the Company Disclosure Letter, no government funding or facility of a university, college, other educational institution or research center was used in the development of any item of Owned Intellectual Property.

(h) None of the execution, delivery or performance by the Company of this Agreement or any of the Ancillary Agreements to which the Company is or will be a party or the consummation by the Company of the transactions contemplated hereby or thereby will (i) cause any item of Owned Intellectual Property, or any material item of Licensed Intellectual Property immediately prior to the Closing, to not be owned, licensed or available for use by such AUM Company on substantially the same terms and conditions immediately following the Closing or (ii) require any additional payment obligations by such AUM Company in order to use or exploit any other such Intellectual Property to the same extent as the Company was permitted immediately before the Closing.

(i) The Company has exercised reasonable efforts necessary to maintain, protect and enforce the confidentiality of all Trade Secrets constituting Owned Intellectual Property and all other material Confidential Information. No Company Intellectual Property is subject to any technology or source code escrow arrangement or obligation. No person other than the Company, its Subsidiaries, and their employees and contractors (i) has a right to access or possess any source code of the Software constituting the Owned Intellectual Property, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement. The Company, or its Subsidiary, is in actual possession of the source code of any Software constituting Owned Intellectual Property.

(j) None of the marketing materials and/or advertisements made, or provided by, or on behalf of any AUM Company have been inaccurate in a material way, misleading in a material way, unfair or deceptive in violation of applicable Laws.

(k) In connection with its Processing of any Personal Information, the AUM Companies are and have been in compliance with all applicable Laws, including without limitation all Data Privacy Laws and Laws related to data loss, theft, and security breach notification obligations, and, to the Knowledge of the Company, there has been no unauthorized disclosure of any Personal Information for which any AUM Company would be required to make a report to a Governmental Authority, a data subject, or any other Person. The Company has a privacy policy regarding the collection, use or disclosure of data in connection with the operation of the business as currently conducted (the “Privacy Policy”) that is made available to all visitors to the Sites prior to the collection of any data in the possession, custody, or control, or otherwise held or processed by, or on behalf of the Company. For purposes of this subsection (k), “Sites” shall mean, any websites or applications made available to the general public provided by or on behalf of the Company. The Privacy Policy accurately describes the AUM Companies data collection, disclosure and use practices, complies with all Laws, and is consistent with good industry practice. In addition, the Company has in place and since January 1, 2019 has had in place commercially reasonable policies (including the Privacy Policy and any other internal and external privacy policies), rules, and procedures regarding the Company’s collection, use, disclosure, disposal, dissemination, storage, protection and other Processing of Personal Information. The Company has complied in all respects with such privacy policies, rules, and procedures in connection with any collection, use, or disclosure by the AUM Companies of any Personal Information of any Person. The Company has not been subject to, and, to the Knowledge of the Company, there are no, complaints to or audits, proceedings, investigations or claims pending against the Company by any Governmental Authority, or by any Person, in respect of the collection, use, storage disclosure or other Processing of Personal Information. The Company has implemented commercially reasonable physical, technical, organization and administrative security measures and policies designed to protect all Personal Information of any Person accessed, Processed or maintained by the Company from unauthorized physical or virtual access, use, modification, acquisition, disclosure or other misuse. Without limiting the generality of the foregoing, since January 1, 2019, to the Knowledge of the Company, the Company has not experienced any material loss, damage or unauthorized access, use, disclosure or modification, or breach of security of Personal Information maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company).

(l) The Software that constitutes Owned Intellectual Property and all Software that is used by the AUM Companies is, to the Knowledge of the Company, free of all viruses, worms, Trojan horses and other material known contaminants and does not contain any bugs, errors, or problems of a material nature that would disrupt its operation or have an adverse impact on the operation of other Software. The Company has not incorporated Open Source Software into the Company products and services, and the Company has not distributed Open Source Software as part of the Company’s products and services other than as set forth in Section 3.8(l) of the Company Disclosure Letter in a manner that subjects, in whole or in part, any Software constituting Owned Intellectual Property to any copyleft license obligations. The Company is in material compliance with all Open Source Software license terms applicable to any Open Source Software licensed to or used by the Company. The Company has not received any written (or, to the Knowledge of the Company, oral) notice from any Person that it is in breach of any license with respect to Open Source Software.

(m) The Company has implemented and maintained (or, where applicable, has required its vendors to maintain), consistent with commercially reasonable and industry practices and in compliance with its contractual obligations to other Persons, reasonable security measures designed to protect, preserve and maintain the performance, security and integrity of all computers, servers, equipment, hardware, networks, Software and systems used, owned, leased or licensed by the Company in connection with the operation of the Business (the “Company Information Systems”). To the Company’s Knowledge, there has been no unauthorized access to or use of the Company Information Systems, nor has there been any downtime or unavailability of the Company Information Systems that resulted in a material disruption of the Business. The Company Information Systems are adequate and sufficient (including with respect to working condition and capacity) for the operations of the Business. There has been no failure with respect to any Company Information System that has had a material effect on the operations of the AUM Companies.

(n) The Company is not bound by, and has not agreed in writing to be bound by, any Contract (including any written licensing commitment), bylaw, policy, or rule of any standards-setting organization (including ETSI, 3GPP, 3GPP2, TIA, IEEE, IETF, and ITU-R), university or industry body, consortium, other multi-party special interest group and any other collaborative or other group in which the AUM Companies is currently participating, or has participated in the past or applied for future participation in, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Governmental Authority, in all cases, to the extent related to any Intellectual Property (each a “Standards Setting Body”) that requires or purports to require Company to contribute, disclose or license any Intellectual Property to such Standards Setting Body or its other members, other than the Standards Setting Agreements. Section 3.8(n) of the Company Disclosure Letter sets forth a listing of the membership agreements and other Contracts relating to such Standards Bodies, to which AUM Companies is bound (collectively, “Standards Setting Agreements”). True, complete and correct copies of all Standards Setting Agreements have been delivered to Company. The Company has not made any written Patent disclosures to any Standards Setting Body. The Company is in material compliance with all Standards Setting Agreements that relate to Intellectual Property. The Company is not engaged in any material dispute with any Standards Setting Body with respect to any Intellectual Property or with any third Persons with respect to Company’s conduct with respect to any Standards Setting Body.

3.9 Title to Properties and Assets; Liens. Each of the AUM Companies has good and marketable title to its properties, assets and rights, including the Company Intellectual Property, and has good title to all its leasehold interests, in each case free and clear of any Lien, other than Permitted Liens. All Company Products, Permits and Regulatory Authorizations, applications, submissions, registrations, listings and approvals therefore made to or granted by any Regulatory Authority, including all data, documents and information contained therein, are owned by the Company and held, listed or registered in the name of the Company. With respect to the properties, assets and rights it leases, each of the AUM Companies is in compliance with such leases in all material respects and, to the Company’s Knowledge, holds a valid leasehold interest free of any Liens, other than Permitted Liens. The properties, assets and rights owned, leased or licensed by the AUM Companies (including any Company Intellectual Property) constitute all the properties, assets and rights of any kind or description whatsoever, including goodwill, used in connection with the businesses of the AUM Companies and such properties, assets and rights constitute all the properties, assets and rights necessary for the AUM Companies to continue to conduct their respective businesses following the Closing as they are currently being conducted.

3.10 Real Property.

(a) Except as set forth in Section 3.10 of the Company Disclosure Letter, the Company does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Leases are the only Contracts pursuant to which the Company leases any real property or right in any Real Property. The Company has provided to Holdco and Merger Sub accurate and complete copies of all Leases. The Company has good, valid and subsisting title to its respective leasehold estates in the offices described in Section 3.10 of the Company Disclosure Letter, free and clear of all Liens, other than Permitted Liens. The Company has not breached or violated any local zoning ordinance, and no notice from any Person has been received by the Company or served upon the Company claiming any violation of any local zoning ordinance.

(b) With respect to each Lease: (i) it is valid, binding and enforceable in accordance with its terms and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the Company has been in peaceable possession of the premises leased thereunder since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the Company’s obligations thereunder has been granted by the lessor; (v) the Company has performed all material obligations imposed on it under such Lease and there exist no default or event of default thereunder by the Company or, to the Company’s Knowledge, by any other party thereto; (vi) there exists, to the Company’s Knowledge, no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would reasonably be expected to become a default or event of default by the Company thereunder; (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder and (viii) the Company has not exercised early termination options, if any, under such Lease. The Company holds the leasehold estate established under the Leases free and clear of all Liens, except for Liens of mortgagees of the Real Property on which such leasehold estate is located. The Real Property leased by the Company is in a state of maintenance and repair in all material respects adequate and suitable for the purposes for which it is presently being used, and there are no material repair or restoration works likely to be required in connection with such leased Real Property. The Company is in physical possession and actual and exclusive occupation of the whole of the leased premises, none of which is subleased or assigned to another Person. Each Lease leases all useable square footage of the premises located at each leased Real Property. The Company does not owe any brokerage commission with respect to any Real Property.

3.11 Environmental Matters.

(a) Except as set forth in Section 3.11 of the Company Disclosure Letter:

(i) except as would not reasonably be expected to have a Company Material Adverse Effect, (A) since January 1, 2020, each AUM Company has materially complied with and is currently in material compliance with the provisions of all applicable Environmental Laws; and (B) the Real Property underlying the Leases is in material compliance with the provisions of all applicable Environmental Laws, to the extent any AUM Company is responsible for such compliance;

(ii) each AUM Company possesses all material Environmental Permits that are required for the operation of the business as presently operated and for the ownership and use of their assets (including the Leased Real Property) as presently owned and used, except where the failure to obtain the same would not reasonably be expected to have a Company Material Adverse Effect, and such material Environmental Permits are in good standing and in full force and effect. Prior to the date of this Agreement, true, complete and correct copies of all currently in force material Environmental Permits issued to any AUM Company have been made available to SPAC;

(iii) to the Knowledge of the Company, no Hazardous Materials have been discharged, disbursed, released, stored, treated, generated, disposed of or allowed to escape in each case by any AUM Company on, in, under, or from the Leased Real Property except in compliance with all Environmental Laws and Environmental Permits, and except as would not reasonably be expected to required investigation or result in the incurrence of material liability;

(iv) no AUM Company has received written notice from any Governmental Authority of any material violations of applicable Environmental Laws or any material violations concerning any Hazardous Materials; and

(v) the Company has made available to SPAC all: (i) copies of all material reports, studies, analyses or tests, and any results of monitoring programs, in the possession or control of the Company, or any AUM Company within the last five (5) years pertaining to the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release or removal of Hazardous Materials by any AUM Company at, in, on or under the Leases; and (ii) a copy of any environmental investigation or assessment of the Leases conducted by the Company or any AUM Company or any environmental consultant engaged by either of them within the past two (2) years.

3.12 Compliance with Laws. None of AUM Companies nor, to the Knowledge of the Company, any Representative or other Person acting on behalf of the Company, is in violation of, and no such Person has failed to be in compliance with, all applicable Laws and Governmental Orders. No event has occurred or circumstance exists that (with or without notice or due to lapse of time) would reasonably constitute or result in a violation by any of the AUM Companies of, or failure on the part of any of the AUM Companies to comply with, or any liability suffered or incurred by the any of the AUM Companies in respect of any violation of or material noncompliance with, any Laws, orders or policies by Governmental Authority that are or were applicable to it or the conduct or operation of its business or the ownership or use of any of its assets and no Action by any Governmental Authority is pending, or to the Knowledge of the Company, threatened, alleging any such violation or noncompliance by a member of the Company. None of the AUM Companies have been threatened in writing or, to the Company’s Knowledge, orally to be charged with, or given written or, to the Company’s Knowledge, oral notice of any violation of any Law or any judgment, order or decree entered by any Governmental Authority.

3.13 Compliance with Health Care Laws and Certain Contracts.

(a) The Company is and has been at all times in compliance in all material respects with all applicable Health Care Laws.

(b) Section 3.13(b) of the Company Disclosure Letter sets forth each Regulatory Authorization held by the Company, and the Company has provided to SPAC true, correct and complete copies of all such Regulatory Authorizations. The Regulatory Authorizations held by the AUM Companies are valid and in full force and effect, and collectively constitute all Regulatory Authorizations necessary (i) to enable AUM Companies to conduct their business in the manner in which their business is currently being conducted, and (ii) to permit the AUM Companies to own and use their assets in the manner in which it is currently owned and used. Each of the AUM Companies is, and at all times, has been, in material compliance with the terms and requirements of the Regulatory Authorizations held by such AUM Companies. None of the AUM Companies has received any written notice or other communication from any Governmental Authority or Regulatory Authority regarding (A) any violation or failure to comply with any term or requirement of any Regulatory Authorization or (B) any revocation, withdrawal, suspension, cancellation, or termination of any Regulatory Authorization.

(c) No Company Product is (i) adulterated within the meaning of 21 U.S.C. §351 (or any similar Healthcare Law), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or any similar Healthcare Law) or (iii) in material violation of the FDCA (or any other Healthcare Law). Except as set forth in Section 3.13(c) of the Company Disclosure Letter, none of the AUM Companies nor, to the Company’s Knowledge, any of their respective contract manufacturers or clinical research organizations, has received any Form FDA 483, warning letter, untitled letter, or other similar correspondence or written notice from the FDA or any other Governmental Authority alleging or asserting material noncompliance with any applicable Healthcare Laws, Permits or Regulatory Authorizations. Each Company Product is being or has been developed, manufactured, stored, distributed and marketed in compliance in all material respects with all Healthcare Laws and Regulatory Authorizations, including those related to clinical and non-clinical trials, investigational use, marketing approval, Quality System Regulations (QSR), current good manufacturing practices, packaging, labelling, advertising, storing, promotion, import/export, distribution, provision of samples, record keeping, and reporting. There is no investigation, action or proceeding pending or, to the Knowledge of the Company, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Company Product. No manufacturing site owned, leased or operated by any of the AUM Companies or, to the Company’s Knowledge, any of their respective contract manufacturers, is subject to a shutdown or import or export prohibition imposed or requested by FDA or another Governmental Authority. To the Company’s Knowledge, no event has occurred which would reasonably be expected to lead to any claim, suit, proceeding, investigation, enforcement, inspection or other action by any Governmental Authority, Regulatory Authority or any FDA warning letter, untitled letter, or request or requirement to make material changes to the Company Products or the manner in which such Company Products are manufactured or distributed.

(d) All data, information and representations contained in any submission to, or communications with, the FDA or any other Governmental Authority were accurate, complete, truthful and non-misleading in all material respects when submitted or communicated to FDA or other Governmental Authority and, to the Knowledge of the Company, remain so currently. To the Knowledge of the Company, all clinical, pre-clinical, non-clinical, manufacturing and product quality studies and tests conducted in development of the products or services and upon which the Company has relied or intends to rely in support of any application to the FDA or other Regulatory Authority related to product clearance or approval were conducted in compliance with all applicable Laws and all Health Care Laws, including without limitation those related to Good Clinical Practice, Good Laboratory Practice, Quality Systems Regulations/Good Manufacturing Practices, and the protection of human study subjects.

(e) To the Knowledge of the Company, all required Permits, approvals and authorizations for clinical studies to proceed have been obtained from an appropriate Regulatory Authority and an appropriate Institutional Review Board, and informed consent, in compliance with applicable Health Care Laws, has been obtained from all subjects enrolled in each such study. The Company has not received any written (or, to the Knowledge of the Company, oral) notice or correspondence from the FDA or any other Governmental Authority or Regulatory Authority or from any Institutional Review Board imposing a clinical hold or otherwise requiring the termination, suspension or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the AUM Companies.

(f) The AUM Companies have to date developed, tested and manufactured and, as applicable, marketed, promoted, and distributed the Company Products and services in compliance in all material respects with all applicable Health Care Laws and other Laws. None of the AUM Companies has received notice of any, and to the Knowledge of the Company, there is no, demand, demand letter, warning letter, untitled letter, FDA Form 483, Action or request for information from the FDA or any Governmental Authority concerning noncompliance with Health Care Laws and other Laws.

(g) Except as set forth in Section 3.13(g) of the Company Disclosure Letter, none of the AUM Companies has voluntarily or involuntarily initiated, conducted or issued, caused to be initiated, or been subjected to any Governmental Order relating to, any clinical hold or other termination or suspension of any clinical studies, recall or any field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals, consumers or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product, nor is any of the AUM Companies currently considering initiating, conducting or issuing any of the foregoing actions with respect to any Company Product. None of the AUM Companies has received any written notice from the FDA or any other Governmental Authority regarding the recall, market withdrawal or replacement of any Company Product sold or intended to be sold by the AUM Companies.

(h) None of the AUM Companies has been charged in or, to the Knowledge of the Company, identified as a target or subject of, or threatened to be charged in or identified as a target or subject of, an investigation, audit or inquiry by any Person, Governmental Authority or Regulatory Authority under any Health Care Law and to the Knowledge of the Company, none of the AUM Companies is currently under investigation or review with respect to any suspected or actual violation of any Health Care Law.

(i) None of the AUM Companies nor, to the Knowledge of the Company, any of their current officers, directors, managers, members, partners or employees, has engaged or is engaging, in any activities which reasonably may give cause for civil monetary or criminal penalties or mandatory or permissive exclusion from any healthcare program defined in 42 U.S.C. §1320a-7b(f) (each, a “Health Care Program”).

(j) None of the AUM Companies nor any of their Affiliates, officers, directors, managers, members, partners or employees has: (i) been debarred, excluded or, to the Knowledge of the Company, received notice of action or threat of action with respect to debarment, exclusion or other action under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7 or any equivalent provisions in any other applicable jurisdiction; (ii) to the Knowledge of the Company, made or offered any payment, gratuity or other thing of value that is prohibited by any law to personnel of the FDA or any other Governmental Authority; (iii) to the Knowledge of the Company, made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or in any records and documentation prepared or maintained to comply with applicable Laws, or committed any act, made any statement, or failed to make any statement that, at the time such disclosure in the foregoing in this subsection (iv) to the Knowledge of the Company, was made could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, nor (v) received written notice of or, to the Knowledge of the Company, been subject to any other material enforcement action involving the FDA or any other similar Governmental Authority, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, court order or target or no-target letter that would reasonably be expected to result in a Company Material Adverse Effect, and none of the foregoing are pending or threatened in writing against any of the AUM Companies.

3.14 Absence of Changes. Since March 31, 2022, the date of the most recent Company Financial Statements, (a) there has not been, individually or in the aggregate, any Company Material Adverse Effect, (b) the AUM Companies have conducted their businesses in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby); and (c) none of the AUM Companies has sold, assigned or otherwise transferred any right, title or interest in or to any of their respective assets (including ownership in Intellectual Property and IT Systems) valued in excess of $50,000 individually or $100,000 in the aggregate to any Person other than any of the other AUM Companies and other than non-exclusive licenses in the Ordinary Course.

3.15 Litigation. As of the date of this Agreement (a) there are no Actions pending or, to the Company’s Knowledge, currently threatened against any of the AUM Companies or their respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of the Company to enter into this Agreement or any Ancillary Agreement, or the right of any of the AUM Companies to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to any AUM Company, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or result in any change in the current equity ownership of the Company; (b) none of the AUM Companies is a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by any of the AUM Companies currently pending or which any of the AUM Companies currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.16 Insurance. All liability, property, workers’ compensation and other insurance policies currently in effect that insure the property, assets or business of the AUM Companies or their employees (other than self-obtained insurance policies by such employees) are set forth in Section 3.16 of the Company Disclosure Letter), and such policies are in full force and effect. All premiums with respect to such policies covering all periods up to and including the Closing Date have been or will be paid when due, no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination and there is no claim by any of the AUM Companies or, to the Company’s Knowledge, any other Person pending under any of such insurance policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such policies. There is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute noncompliance with, or a default under, any such policy or entitle any insurer to terminate or cancel any such policy. Such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Ancillary Agreements. The insurance policies to which any of the AUM Companies is a party are sufficient for compliance with all requirements of all Material Contracts to which any of the AUM Companies is a party or by which any of the AUM Companies is bound, and, in light of the nature of the AUM Companies business, assets and properties, are in amounts and have coverage as are carried by Persons engaged in similar business and having similar assets and properties. None of the AUM Companies has been refused any insurance with respect to its assets or operations or had its coverage limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The AUM Companies do not have any self-insurance arrangements. Except as set forth in Section 3.16 of the Company Disclosure Letter, no fidelity bonds, letters of credit, performance bonds or bid bonds have been issued to or in respect of the AUM Companies.

3.17 Governmental Consents. Assuming the accuracy of the representations made by SPAC in Article IV, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any of the AUM Companies is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, including the filing of the Amalgamation Documents and any other filings or notices required for the consummation of the Amalgamation, (ii) the Regulatory Approvals, and (iii) the failure to obtain such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.18 Licenses and Permits. Section 3.18 of the Company Disclosure Letter sets forth a complete and correct list of each material Permit, together with the name of the Governmental Authority issuing the same. Such Permits are valid and in full force and effect, and none of the Permits will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or any Ancillary Agreement. Each AUM Company has all Permits necessary to operate the its business, and each of the Permits is in full force and effect. No AUM Company is in material breach or violation of, or material default under, any such Permit, and, to the Company’s Knowledge, no basis (including the execution of this Agreement and the other Ancillary Agreements to which any of the AUM Companies is a party and the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement) exists which, with notice or lapse of time or both, would reasonably constitute any such breach, violation or default or give any Governmental Authority grounds to suspend, revoke or terminate any such Permit. None of the AUM Companies has received any written (or, to the Company’s Knowledge, oral) notice from any Governmental Authority regarding any material violation of any Permit. There has not been and there is not any pending or, to the Company’s Knowledge, threatened Action, investigation or disciplinary proceeding by or from any Governmental Authority against any of the AUM Companies involving any Permit.

3.19 Brokers or Finders; Transaction Expenses. Except as set forth in Section 3.19 of the Company Disclosure Letter, none of the AUM Companies has incurred, or will incur, directly or indirectly, as a result of any action taken by the AUM Companies, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

3.20 Related-Party Transactions. Except as set forth in Section 3.20 of the Company Disclosure Letter (and other than with respect to actions expressly contemplated by this Agreement and the Ancillary Agreements):

(a) No director, officer or employee of any of the AUM Companies or any member of such Person’s immediate family or any corporation, partnership or other entity in which such Person has a significant ownership interest or otherwise controls (each, a “Related Party”) is indebted to any of the AUM Companies, nor is any of the AUM Companies indebted (or committed to make loans or extend or guarantee credit) to any Related Party.

(b) To the Company’s Knowledge, no Related Party has any direct or indirect ownership interest in (i) any Person with which any of the AUM Companies is party to a Contract or has a material business relationship or (ii) any Person that competes with any of the AUM Companies, except that Related Parties may own stock in publicly traded companies that may compete with each of the AUM Companies.

(c) No Related Party is directly or indirectly interested in any Contract with any of the AUM Companies, other than any such Contracts related to such Person’s (i) ownership of Company Ordinary Shares, options or other securities of the Company, (ii) indemnification by the Company or (iii) salary, commission and other employment benefits provided by the Company to such Person.

3.21 Labor Agreements and Actions; Employee Compensation.

(a) None of the AUM Companies is bound by or subject to (and none of their assets or properties is bound by or subject to) any Contract with any labor union, and, to the Company’s Knowledge, no labor union has requested or has sought to represent any of the employees of any of the AUM Companies. In the past three (3) years there has not been, and there is not pending or, to the Company’s Knowledge, threatened, any strike, lockout, slowdown, picketing, work stoppage, or other labor dispute involving any of the AUM Companies, nor, to the Knowledge of the Company, is there any labor organization activity involving the employees of any of the AUM Companies.

(b) To the Company’s Knowledge, no officer, management employee, or any group of management employees, intends to terminate their employment with any of the AUM Companies, nor does any of the AUM Companies have a present intention to terminate the employment of any of the foregoing. Each officer and management employee of each of the AUM Companies is currently providing full-time services to the conduct of the business of each of the AUM Companies. To the Company’s Knowledge, no officer or management employee is currently working for a competitive enterprise.

(c) Except as set forth in Section 3.21(c) of the Company Disclosure Letter, the employment of each employee of each of the AUM Companies is terminable at the will of each of the AUM Companies and no such individual is entitled to any material compensation upon termination of employment, except as required by Law applicable to the jurisdiction in which such employee is employed. Except as set forth in Section 3.21(c) of the Company Disclosure Letter, the consummation of the transactions contemplated in this Agreement will not result in (i) any employee of any AUM Company receiving severance pay, unemployment compensation, bonus payment or any other payment, (ii) acceleration of the time of payment for vesting of, or increase the amount of compensation due to, any such employee, or (iii) any such employee having the right to terminate, shorten or otherwise change the terms of their employment.

(d) Except as expressly set forth in Section 3.21(d) of the Company Disclosure Letter and except as has been mandated by any Governmental Authority, as of the date of this Agreement, the AUM Companies have not had, nor are there any facts that would give rise to, any material workforce changes due to COVID-19 or COVID-19 Measures, whether directly or indirectly, including any actual or expected terminations, layoffs, furloughs, shutdowns (whether voluntary or by Governmental Order), or any material changes to benefit or compensation programs, nor are any such changes currently contemplated.

(e) With respect to all current and former Persons who have performed services for or on behalf of any of the AUM Companies, each of the AUM Companies is in compliance, and during the past three (3) years has complied in all material respects with all applicable state and federal equal employment opportunity, wage and hour, compensation and other Laws and COVID-19 Measures related to employment, including overtime requirements, classification of employees and independent contractors under federal and state Laws (including for Tax purposes and for purposes of determining eligibility to participate in any Company Benefit Plan (as defined below)), hours of work, leaves of absence, equal opportunity, sexual and other harassment, whistleblower protections, immigration, occupational health and safety, workers’ compensation, and the withholding and payment of all applicable Taxes, and there are no arrears in the payments of wages, unemployment insurance premiums or other similar obligations.

(f) Set forth in Section 3.21(f) of the Company Disclosure Letter is a complete and accurate list, as of the date of this Agreement and separately for each AUM Company, of all their employees including for each such employee his or her (i) name; (ii) job title; (iii) location; (iv) status as a full-time or part-time employee; and (v) base salary or wage rate. Section 3.21(f) of the Company Disclosure Letter also lists, as of the date of this Agreement, each employee of each of the AUM Companies who is not actively at work for any reason other than vacation, and the reason for such absence.

(g) Set forth in Section 3.21(g) of the Company Disclosure Letter are complete and accurate lists, as of the date of this Agreement and separately for each AUM Company, of all individuals who perform services for any of the AUM Companies as an independent contractor, including for each such individual his or her name, the engaging entity, services performed, and rate of compensation (if any), and location at which such individual or entity performs services for such AUM Company.

(h) Currently and during the last four (4) years, there are no and have not been any material claims, disputes, grievances, or controversies or, to the Knowledge of the Company, threatened involving any employee or group of employees. To the Knowledge of the Company there are no material charges, investigations, administrative proceedings or formal complaints of (i) discrimination, harassment or retaliation (including discrimination, harassment or retaliation based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status), (ii) unfair labor practices, (iii) violations of health and safety Laws, (iv) workplace injuries or (v) whistleblower retaliation against any of the AUM Companies, in each case that (y) pertain to any current or former employee and/or (z) have been threatened by such employee or are pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Authority or similar authority. To the Knowledge of the Company, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment, other unlawful harassment or unlawful discrimination or retaliation against or involving the AUM Companies or any AUM Company employee, officer, director or independent contractor. The AUM Companies have not, nor within the last four (4) years have been, subject to any judgment or decision by any Governmental Authority or private settlement Contract in respect of any labor or employment matters.

3.22 Employee Benefit Plans.

(a) Section 3.22(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan. For purposes of this Agreement, a “Company Benefit Plan” means (i) any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), (ii) any other employee benefit plan, agreement, arrangement, program, policy or practice, including any equity or equity-based compensation (including stock option, stock purchase, stock award, stock appreciation, phantom stock, restricted stock or restricted stock unit), deferred compensation, pension, retirement, savings, bonus, profit sharing, incentive compensation, retention, change-in-control, medical, dental, vision, prescription drug, life insurance, death benefit, cafeteria, flexible spending, dependent care, fringe benefit, vacation, paid time off, holiday pay, disability, sick pay, workers compensation, unemployment, severance, employee loan or educational assistance plan, agreement, arrangement, program, policy or practice, and (iii) any employment, consulting, or other individual services agreement, which in the case of each of clauses (i), (ii) and (iii), is sponsored or maintained by any of the AUM Companies, or to which any of the AUM Companies contributes or is required to contribute or is a party, on behalf of current or former employees, officers, independent contractors or directors of any of the AUM Companies or their spouses, beneficiaries or dependents, or with respect to which any of the AUM Companies has or may have any liability, contingent or otherwise. No material Company Benefit Plan covers individuals other than current or former employees, officers, independent contractors or directors (or spouses, beneficiaries or dependents thereof) of any of the AUM Companies. None of the AUM Companies has communicated to present or former employees of any of the AUM Companies, or formally adopted or authorized, any additional material Company Benefit Plan or any change in or termination of any existing material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to SPAC, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not in writing, a written summary of its material terms) and, as applicable, all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications, (C) the most recent annual reports (or equivalent filings or audits required to be made by applicable Law), if any, required by applicable Law to be filed with a Governmental Authority with respect to Taxes in connection with each Company Benefit Plan, (D) the most recent determination or opinion letter, or equivalent materials, from the applicable taxing Governmental Authority with respect to each Company Benefit Plan, if any, and (E) the most recent actuarial report or other financial statement relating to such Company Benefit Plan.

(b) Except as set forth in Section 3.22(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been established, operated, funded, maintained and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, except where failure to comply would not be or reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company Financial Statements to the extent required by IFRS; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the Knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d) With respect to each Company Benefit Plan, no material actions, suits or claims (other than routine claims for benefits in the Ordinary Course) are pending or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such material actions, suits or claims.

(e) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond the cessation of their employment with the Company or any Subsidiary (as the case may be) for any reason, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary).

(f) No Company Benefit Plan is, and the Company has never sponsored, maintained or contributed to, a U.S. Benefit Plan.

(g) Except as set forth in Section 3.22(g) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting and/or settlement of any Restricted Stock Unit Award.

(h) The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax Law). No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(i) All Company Options have been granted in accordance with the terms of the Company Incentive Plans. The Company has made available to SPAC accurate and complete copies of (i) the Company Incentive Plans, (ii) the forms of standard award agreement under the Company Incentive Plans and (iii) a list of all outstanding equity and equity-based awards granted under any Company Incentive Plans, together with the material terms thereof (including, but not limited to, grant date, exercise price, vesting terms, form of award, expiration date, and number of shares underlying such award). The treatment of the Company Options and under this Agreement does not violate the terms of the Company Incentive Plans or any Contract governing the terms of such awards and will not cause adverse Tax consequences under Section 409A of the Code.

3.23 Taxes.

(a) (i) All income and other material Tax Returns required to be filed by or on behalf of the Company have been filed (taking into account any extensions of time within which to file), (ii) all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all respects and (iii) all income and other material Taxes due and payable (whether or not shown as due on such Tax Returns) have been fully and timely paid, except in the case of each of (i) and (iii), with respect to Taxes for which adequate reserves have been established.

(b) The Company has complied in all material respects with all applicable Tax Laws with respect to the withholding of Taxes (including reporting and recordkeeping requirements related thereto) and has duly and timely withheld and paid over to the appropriate Tax Governmental Authority all material amounts required to be so withheld and paid over.

(c) The Company does not have any material liability for Taxes of any Person (other than the Company) (i) under any Tax indemnity, Tax sharing or Tax allocation agreement or any other contractual obligation (excluding for this purpose, agreements entered into in the Ordinary Course the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements), (ii) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, or (iii) as a transferee or successor, by Contract (but excluding any Contract the primary purpose of which does not relate to Taxes) or by operation of Law (other than Taxes of the Company).

(d) No Liens for Taxes have been filed against the Company, except for Permitted Liens.

(e) No Tax Return related to income or other material Taxes of the Company is under audit or examination by any Tax Governmental Authority, and there are no audits, claims, assessments, levies, administrative or judicial proceedings pending or threatened in writing against, or regarding, any income or other material Taxes of the Company, and no Tax Governmental Authority has proposed, assessed or asserted in writing any material deficiency with respect to Taxes against the Company with respect to any Tax period for which the period of assessment or collection remains open.

(f) No jurisdiction in which the Company does not currently file Tax Returns has claimed in writing that the Company is, or may be, subject to taxation by that jurisdiction or required to file such Tax Returns. The Company has not commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled.

(g) No written waiver of or agreement to extend any statute of limitations relating to Taxes for which the Company is liable and that remains in effect has been granted or requested.

(h) The unpaid Taxes of the Company (i) do not, as of the most recent Company Financial Statements, exceed the reserve for Tax-related liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Company Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(i) The Company is not, nor has it ever been, a member of an “affiliated group” as defined in Section 1504(a) of the Code or any affiliated, combined, unitary, consolidated or similar group under state, local or foreign Tax Law (other than a group all of the members of which consisted of the Company and its subsidiaries).

(j) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(k) The Company is in material compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology among the Company. The prices for any property or services (or for the use of any property) provided by or to the Company is arm’s-length prices for purposes of all applicable transfer pricing laws, including Section 482 of the Code (or any corresponding provisions of state, local or non-U.S. Tax law).

(l) Not including any action taken or agreed to be taken pursuant to this Agreement, the Company has not taken or agreed to take any action that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. The Company does not have any Knowledge of any fact or circumstance that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(m) The Company has no current plan or intention to cause SPAC or the Surviving Corporation to liquidate (for federal income tax purposes) following the Transactions.

(n) The Company and/or qualified subsidiaries of the Company have been engaged in an active trade or business outside of the United States for the entire 36-month period immediately before the Closing Date and have no current intention to substantially dispose of or discontinue such trade or business (all within the meaning of Treasury Regulation Section 1.367(a)-3(c)(3)(i)).

3.24 Books and Records. The minute books of each of the AUM Companies contain complete and accurate records of all meetings and other corporate actions of each of the Company Shareholders, the Company Board or the Subsidiaries’ shareholders or board of directors (or similar governing body) and all committees, if any, appointed by the Company Board or the Subsidiaries’ board of directors (or similar governing body), as applicable. The registers of members of each of the AUM Companies are complete and reflect all issuances, transfers, repurchases and cancellations of shares, or shares of capital stock (as the case may be) of each of the AUM Companies.

3.25 Foreign Corrupt Practices Act. To the Knowledge of the Company, none of the AUM Companies or their respective Affiliates, nor any of their respective directors, officers, employees, or, to the Company’s Knowledge, agents, distributors, resellers, or other third parties have made, directly or indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both (a) and (b) above in order to assist any of the AUM Companies to obtain or retain business for, or direct business to any of the AUM Companies. To the Knowledge of the Company, none of the AUM Companies nor any of their respective directors, officers, employees, agents, distributors, resellers, or other third parties has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any such funds in violation of any Anti-Bribery Laws. No Action by or before any Governmental Authority involving any of the AUM Companies with respect to FCPA or any other applicable Anti-Bribery Laws is pending or, to the Company’s Knowledge, threatened. Each of the AUM Companies has sought to maintain accurate financial records and a system of internal controls sufficient to provide reasonable assurance over management’s control, Governmental Authority, and responsibility over the company’s assets.

3.26 Anti-Money Laundering. The operations of each of the AUM Companies are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, the money laundering Laws of all jurisdictions to the extent applicable to each of the AUM Companies, or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) in each case, to the extent applicable to each of the AUM Companies, and, no Action by or before any Governmental Authority involving any of the AUM Companies with respect to Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

3.27 OFAC. Neither the AUM Companies nor any director or officer of the AUM Companies (nor, to the Knowledge of the AUM Companies, any agent, employee, affiliate, or Person acting on behalf of the AUM Companies) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and to the Knowledge of the Company the AUM Companies have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in the Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, the Democratic Republic of the Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

3.28 Sanctions. None of any of the AUM Companies nor any of their respective Affiliates, directors, officers, employees or, to the Knowledge of the Company, agents, is a Person that is, or is owned or controlled by, a Person that is (i) the subject of any Sanctions; nor (ii) located, organized, incorporated or resident in a country or territory that is the subject of comprehensive Sanctions (including the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria). To the Company’s Knowledge, none of the AUM Companies has engaged in, or is now engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of such dealing or transaction is or was, or whose government is or was, the subject of Sanctions.

3.29 Export Controls. The AUM Companies, and to the Company’s Knowledge, their respective Representatives in their capacity as such, have during the five (5) years preceding the date of this Agreement been in compliance with, in all material respects, all applicable Export Laws, and none of the AUM Companies has (A) received written notice of, any actual, alleged or potential violation of any Export Law or (B) been a party to or the subject of any pending (or to the Knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Export Law.

3.30 Takeover Statutes and Charter Provisions. The Company Board has taken all action necessary so that the restrictions on a “business combination” contained under any foreign Laws will be inapplicable to this Agreement and the Transactions. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar domestic or foreign Law applies with respect to any of the AUM Companies in connection with this Agreement or the Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which any of the AUM Companies is subject, party or otherwise bound.

3.31 Proxy/Registration Statement. The information supplied by the Company for inclusion or incorporation by reference in the Proxy/Registration Statement, any current report of SPAC on Form 8-K or any current report of Holdco on Form 6-K shall not, (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K or any current report of Holdco on Form 6-K, when filed, made available, mailed or distributed, as the case may be, and (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting and the SPAC Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or any holder of SPAC Common Stock.

3.32 Board Approval. The Company Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the Transactions are in the best interests of the Company Shareholders, and (c) subject to the effectiveness of the Proxy/Registration Statement and receipt of the Regulatory Approvals, recommended that the Company Shareholders approve, authorize and adopt this Agreement, the SPAC Merger, the Amalgamation and the other Transactions and execute the Company Written Consent or vote in favor of the Company Ordinary Resolution.

3.33 No Additional Representations or Warranties. Except as provided in Article III or in the case of intentional fraud, neither the Company, its Subsidiaries, nor any of their Affiliates, nor any of their respective equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to SPAC or its Affiliates, and except as provided in Article III or in the case of intentional fraud, the Company hereby expressly disclaims and negates, to the fullest extent permitted by applicable Law, any other representation or warranty whatsoever (whether at Law or in equity), and any statement, information, opinion, projection or advice made, communicated or furnished (orally or in writing) to SPAC or any of its Affiliates or its or their respective Representatives, with respect to any of the AUM Companies, their respective equityholders, partners, members or Representatives, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information provided or made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, any of the AUM Companies, whether orally or in writing, in any confidential information memoranda, any actual or virtual “datarooms,” management presentations, due diligence discussions or in any other form in contemplation of the Transactions, and except as provided in Article III, or in the case of intentional fraud, no such party shall be liable in respect of the accuracy or completeness of any such information. Without limiting the generality of the foregoing, except as provided in Article III, or in the case of intentional fraud, neither the Company nor any other Person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), or the probable success or profitability of any of the AUM Companies, whether or not included in any management presentation or in any other information made available to SPAC, its Affiliates or any of their respective Representatives or any other person, and that, except as provided in Article III or in the case of intentional fraud, any such representations or warranties are expressly disclaimed. SPAC acknowledges that SPAC and its Representatives have been provided with full and complete access to the Representatives, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the AUM Companies and the Transactions. Except as provided in Article III, or in the case of intentional fraud, SPAC is not relying on any representation or warranty, oral or written, express or implied, whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of any of the Company or its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of any of the Company and its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Company or any of its Affiliates or any of their respective stockholders, partners, members or Representatives or otherwise.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SPAC

SPAC hereby represents and warrants to the Company the following, except as set forth in (i) the SPAC SEC Filings (excluding “risk factors” or predictive or forward-looking statements) or (ii) the disclosure letter delivered to the Company by SPAC on the date of this Agreement (the “SPAC Disclosure Letter”), which exceptions shall, in the case of clause (ii), be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 11.9 (and any reference in this Agreement or any Ancillary Agreement to this Article IV or any provision thereof shall be deemed to refer to such Article or provision as modified by the SPAC Disclosure Letter in accordance with Section 11.9).

4.1 Organization, Good Standing, Corporate Power and Qualification. SPAC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. SPAC has all corporate power and authority, and all governmental licenses, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to its Governing Documents. As of the date of this Agreement, SPAC has either delivered or made available to the Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database, accurate and complete copies of the certificate of incorporation and bylaws of SPAC, including all amendments thereto as in effect as of the date of this Agreement. SPAC is and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in the SPAC Governing Documents.

4.2 Due Authorization. All corporate action on the part of SPAC and its respective directors, officers and stockholders necessary and required for the (a) authorization, execution and delivery by SPAC of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of each of their obligations hereunder or thereunder has been or will be duly and validly authorized, approved and taken prior to the Closing, subject to (i) obtaining the SPAC Stockholders’ Approval, (ii) the filing of the SPAC Merger Certificate and (iii) the receipt of the Regulatory Approvals. This Agreement and the Ancillary Agreements to which SPAC is or will be a party (assuming due authorization, execution and delivery by each other party) constitute valid and binding obligations of SPAC, enforceable against SPAC and such Person in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

4.3 Non-Contravention. SPAC is not in material violation of any term of its respective Governing Documents. SPAC is not in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. The execution, delivery and the performance by SPAC of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, termination or acceleration of, or a right of termination, cancellation, modification or acceleration, or, subject to obtaining the SPAC Stockholders’ Approval, the filing of the SPAC Merger Certificate and the receipt of the Regulatory Approvals, will require any consent, filing, notice, waiver or approval or constitute a default, trigger any payment, vesting or increase in the amount of any compensation or benefit payable under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens) except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

4.4 Consents; Required Approvals. Assuming the accuracy of the representations made by the Company in Article III and Article V, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of SPAC is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, including the filing of the SPAC Merger Certificate and any other filings or notices required for the consummation of the SPAC Merger, (ii) the Regulatory Approvals and (iii) the failure to obtain such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, individually or in the aggregate, has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect.

4.5 Capitalization.

(a) The authorized share capital of SPAC consists of 30,000,000 shares of SPAC Common Stock, of which 9,025,900 shares of SPAC Common Stock are issued and outstanding as of the date hereof. 712,300 shares of SPAC Common Stock are reserved for issuance upon the exercise of the SPAC Rights. All outstanding shares of SPAC Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware Law, SPAC’s Governing Documents or any contract to which SPAC is a party or by which SPAC is bound. Except as set forth in SPAC’s Governing Documents, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Common Stock or any capital equity of SPAC. Other than as set forth in the SPAC SEC Documents, and any promissory notes that may be issued by the Sponsor to the SPAC for working capital purposes that are set forth in Section 4.5 of the SPAC Disclosure Letter, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the SPAC or obligating SPAC to issue or sell any shares of capital stock of, or any other interest in, SPAC. SPAC does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. Except as set forth in the SPAC SEC Documents, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the shares of SPAC Common Stock. There are no outstanding contractual obligations of SPAC to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) SPAC does not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities or interests in any other Person.

4.6 Financial Statements.

(a) The financial statements (including the notes and schedules thereto) of SPAC contained in the SPAC SEC Filings (the “SPAC Financial Statements”) are complete, true and correct in all material respects and present fairly the financial condition, operating results, stockholders equity and cash flows of SPAC as of the dates and during the periods indicated. The SPAC Financial Statements have been prepared in accordance with GAAP and Regulation S-X, applied on a consistent basis throughout the periods indicated (except that they are subject to normal and recurring year-end adjustments and as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC). The books of account, ledgers, order books, records and other financial documents of SPAC accurately and completely reflect all material information relating to SPAC’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable. SPAC has no material off-balance sheet arrangements that are not disclosed in the SPAC SEC Filings.

(b) SPAC has in place disclosure controls and procedures that are designed to reasonably ensure that material information relating to SPAC (including any fraud that involves management or other employees who have a significant role in the internal controls of the SPAC) is made known to the management of SPAC by others within SPAC and are effective in recording, processing, summarizing and reporting financial data. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since the formation of SPAC, neither SPAC nor, to the Knowledge of SPAC, any Representative of SPAC has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC or Merger Sub with respect to the SPAC Financial Statements or the internal accounting controls of SPAC or Merger Sub, including any written complaint, allegation, assertion or claim that SPAC or Merger Sub has engaged in questionable accounting or auditing practices. Since the formation of SPAC, no attorney representing SPAC, whether or not employed by SPAC, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by SPAC or any of its Representatives to the SPAC Board or any committee thereof or to any director or officer of SPAC.

(d) SPAC has no liability or obligation absolute or contingent, individually or in the aggregate, liquidated or unliquidated, asserted or unasserted or otherwise, that would be required to be set forth on a consolidated balance sheet of SPAC prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under any such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) SPAC Transaction Expenses, (iv) obligations incurred by SPAC’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), and (v) obligations and liabilities reflected, or reserved against, in the SPAC Financial Statements or as set forth in Section 4.6(d) of the SPAC Disclosure Letter.

4.7 Absence of Changes. Since the date of the most recent SPAC Financial Statements, (a) there has not been, individually or in the aggregate, any SPAC Material Adverse Effect and (b) SPAC has conducted its business in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

4.8 Litigation. As of the date of this Agreement (a) there are no Actions or any basis therefore pending or, to SPAC’s Knowledge, currently threatened against SPAC, any of its officers or directors or any of its securities or any of its assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of SPAC to enter into this Agreement or any Ancillary Agreement, or the right of SPAC to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to SPAC, would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect; (b) SPAC is not a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by SPAC currently pending or which SPAC currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

4.9 Brokers or Finders; Transaction Expenses. Except as set forth in Section 4.9 of the SPAC Disclosure Letter, SPAC has not incurred, or will incur, directly or indirectly, as a result of any action taken by SPAC, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

4.10 Tax.

(a) (i) All income and other material Tax Returns required to be filed by SPAC or on behalf of SPAC have been filed (taking into account any extensions of time within which to file), (ii) all such Tax Returns (taking into account all amendments thereto) are true, correct and complete in all material respects and (iii) all income and other Taxes due and payable (whether or not shown as due on such Tax Returns) have been fully and timely paid, except in the case of each of (i) and (iii), with respect to Taxes for which adequate reserves have been established.

(b) SPAC has complied in all material respects with all applicable Tax Laws with respect to the withholding of Taxes (including reporting and recordkeeping requirements related thereto) and has duly and timely withheld and paid over to the appropriate Tax Governmental Authority all material amounts required to be so withheld and paid over.

(c) SPAC does not have any material liability for Taxes of any Person (other than SPAC) (i) under any Tax indemnity, Tax sharing or Tax allocation agreement or any other contractual obligation (excluding for this purpose, agreements entered into in the Ordinary Course the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements), (ii) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, or (iii) as a transferee or successor, by Contract (but excluding any Contract the primary purpose of which does not relate to Taxes) or by operation of Law (other than Taxes of SPAC).

(d) No Liens for Taxes have been filed against SPAC, except for Permitted Liens.

(e) No Tax Return related to income or other material Taxes of SPAC is under audit or examination by any Tax Governmental Authority, and there are no audits, claims, assessments, levies, administrative or judicial proceedings pending or threatened in writing against, or regarding, any income or other material Taxes of SPAC, and no Tax Governmental Authority has proposed, assessed or asserted in writing any material deficiency with respect to Taxes against SPAC with respect to any Tax period for which the period of assessment or collection remains open.

(f) No jurisdiction in which SPAC does not currently file Tax Returns has claimed in writing that SPAC is, or may be, subject to taxation by that jurisdiction or required to file such Tax Returns. SPAC has not commenced a voluntary disclosure proceeding in any jurisdiction that has not been fully resolved or settled.

(g) No written waiver of or agreement to extend any statute of limitations relating to Taxes for which SPAC is liable and that remains in effect has been granted or requested.

(h) The unpaid Taxes of SPAC (i) do not, as of the most recent SPAC Financial Statements, exceed the reserve for Tax-related liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent SPAC Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of SPAC in filing its Tax Returns.

(i) SPAC is not, nor has it ever been, a member of an “affiliated group” as defined in Section 1504(a) of the Code or any affiliated, combined, unitary, consolidated or similar group under state, local or foreign Tax Law (other than a group the common parent of which was or is SPAC).

(j) SPAC has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(k) SPAC is in material compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology among SPAC. The prices for any property or services (or for the use of any property) provided by or to SPAC is arm’s-length prices for purposes of all applicable transfer pricing laws, including Section 482 of the Code (or any corresponding provisions of state, local or non-U.S. Tax law).

(l) Not including any action taken or agreed to be taken pursuant to this Agreement, SPAC has not taken or agreed to take any action that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. SPAC does not have any Knowledge of any fact or circumstance that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(m) Except as set forth in Section 4.10(m) of the SPAC Disclosure Letter, SPAC has not made any distributions or redemptions with respect to its stock since its formation and SPAC has no plan or intention to make a distribution or to redeem any of its stock except for certain redemptions occurring in connection with the Transactions.

(n) SPAC is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.

(o) SPAC is not required to include in income any amounts determined pursuant to Section 965 of the Code or to make any deferred payments with respect to Section 965(h) of the Code.

4.11 Takeover Statutes and Charter Provisions. SPAC Board has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Transactions. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover Law or similar domestic or foreign Law applies with respect to SPAC in connection with this Agreement or the Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which SPAC is subject, party or otherwise bound.

4.12 Proxy/Registration Statement. The information supplied by SPAC for inclusion or incorporation by reference in the Proxy/Registration Statement, or any current report of SPAC on Form 8-K or any current report of Holdco on Form 6-K shall not, (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K or any current report of Holdco on Form 6-K, when filed, made available, mailed or distributed, as the case may be, and (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting and the SPAC Merger Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, its Affiliates, the Acquisition Entities or any Company Shareholder.

4.13 SEC Filings. SPAC has filed or furnished, and will file all statements, prospectuses, registration statements, forms, reports and documents required to be filed with or furnished by it to the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date of this Agreement, the “SPAC SEC Filings”). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act and/or the Sarbanes-Oxley Act, and the rules and regulations thereunder, applicable to the SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the Knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

4.14 Trust Account. As of the date of this Agreement, SPAC has at least $69 million in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of November 12, 2021, between SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). There are no separate Contracts or Side Letters that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than (i) SPAC Stockholders holding SPAC Common Stock (prior to the SPAC Merger Effective Time) sold in SPAC’s initial public offering (the “IPO”) who shall have elected to redeem their shares of SPAC Common Stock (prior to the SPAC Merger Effective Time) pursuant to the SPAC Governing Documents, (ii) the Sponsor if the Sponsor chooses to get paid in cash for any part of the outstanding amount due under loans made by the Sponsor or any of its Affiliates to SPAC, pursuant to Section 2.5(d) of this Agreement and (iii) as contemplated by the following sentence) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all SPAC Share Redemptions. There are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Governing Documents shall terminate, and as of the Closing, SPAC shall have no obligation whatsoever pursuant to the SPAC Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To SPAC’s Knowledge, as of the date of this Agreement, following the Closing, no SPAC Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Stockholder is exercising a SPAC Share Redemption (or a redemption right in connection with an amendment of SPAC’s Governing Documents to extend SPAC’s deadline to consummate the Business Combination), and excluding claims that a SPAC Stockholder may make against SPAC assets, properties or funds that are not held in the Trust Account or have been distributed therefrom (other than to other Public Stockholders exercising redemption rights). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, rescinded, amended or modified in any respect.

4.15 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

4.16 Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities related to the IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which SPAC is a party or Governmental Order binding upon SPAC which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing. SPAC has not entered into any material Contract except for those filed in the SEC Filings or listed in Section 4.16(a) of the SPAC Disclosure Letter.

(b) SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Other than any former officers or as described in the SPAC SEC Filings, SPAC has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, SPAC has no unsatisfied liability with respect to any employee. SPAC does not currently maintain or have any liability under any employment or employee benefit plan, program or arrangement, and neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any current or former director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by SPAC being classified as an “excess parachute payment” under Section 280G of the Code.

4.17 Nasdaq Quotation. As of the date of this Agreement, SPAC Common Stock, SPAC Rights and SPAC Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbols “MCAG,” “MCAGR” and “MCAGU” respectively. SPAC is in compliance with the rules of the Nasdaq and there is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Common Stock, SPAC Rights or SPAC Units or terminate the listing of SPAC Common Stock, SPAC Rights and SPAC Units on Nasdaq. SPAC has not taken any action in an attempt to terminate the registration of SPAC Common Stock, SPAC Rights or SPAC Units under the Exchange Act except as contemplated by this Agreement.

4.18 Board Approval. The SPAC Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, (a) declared the advisability of the Transactions contemplated by this Agreement, (b) determined that the Transactions contemplated hereby are in the best interests of the SPAC Stockholders, (c) determined that the Transactions contemplated hereby constitutes a Business Combination and (d) subject to the receipt of the Regulatory Approvals, recommended that the SPAC Stockholders approve the Transaction Proposal and this Agreement.

4.19 [Reserved].

4.20 Anti-Money Laundering. The operations of SPAC are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws, to the extent applicable to SPAC, and, no Action by or before any Governmental Authority involving SPAC with respect to Anti-Money Laundering Laws is pending or, to the Knowledge of SPAC, threatened.

4.21 OFAC. Neither SPAC nor any director or officer of SPAC (nor, to the Knowledge of SPAC, any agent, employee, affiliate, or Person acting on behalf of SPAC) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the OFAC; and SPAC has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in the Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, the Democratic Republic of the Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

4.22 Sanctions. None of SPAC nor any of its respective Affiliates, directors, officers, employees or, to the Knowledge of SPAC, agents, is a Person that is, or is owned or controlled by, a Person that is (i) the subject of any Sanctions; nor (ii) located, organized, incorporated or resident in a country or territory that is the subject of comprehensive Sanctions (including the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria). To SPAC’s Knowledge, SPAC has not engaged in, or is now engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of such dealing or transaction is or was, or whose government is or was, the subject of Sanctions.

4.23 Export Controls. SPAC, and to SPAC’s Knowledge, its Representatives in their capacity as such, have been in compliance with, in all material respects, all applicable Export Laws, and SPAC has not (A) received written notice of, any actual, alleged or potential violation of any Export Law or (B) been a party to or the subject of any pending (or to the Knowledge of the SPAC, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Export Law.

4.24 No Additional Representations or Warranties. Except as provided in Article IV or in the case of intentional fraud, neither SPAC nor any of its Affiliates, nor any of its equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company, its Subsidiaries or holders of Company Ordinary Shares, and except as provided in Article IV or in the case of intentional fraud, SPAC hereby expressly disclaims and negates, to the fullest extent permitted by applicable Law, any other representation or warranty whatsoever (whether at Law or in equity), and any statement, information, opinion, projection or advice made, communicated or furnished (orally or in writing) to any of the AUM Companies or its or their respective Representatives, with respect to SPAC or any of its Affiliates, their respective equityholders, partners, members or Representatives, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information provided or made available to the Company, its affiliates or any of their respective Representatives by, or on behalf of, SPAC or any of its Affiliates, whether orally or in writing, in any confidential information memoranda, any actual or virtual “datarooms,” management presentations, due diligence discussions or in any other form in contemplation of the Transactions, and except as provided in Article IV or in the case of intentional fraud, no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company, its Subsidiaries or Company Shareholders or their respective Affiliates. Without limiting the generality of the foregoing, except as provided in Article IV, or in the case of intentional fraud, neither SPAC nor any other Person on behalf of SPAC has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SPAC (including the reasonableness of the assumptions underlying any of the foregoing), or the probable success or profitability of Holdco or the AUM Companies, whether or not included in any management presentation or in any other information made available to the Company, its Affiliates or any of their respective Representatives or any other person, and that, except as provided in Article IV or in the case of intentional fraud, any such representations or warranties are expressly disclaimed. The Company acknowledges that the Company and its Representatives have been provided with full and complete access to the Representatives, books and records of SPAC and other information that they have requested in connection with their investigation of SPAC and the Transactions. Except as provided in Article IV, or in the case of intentional fraud, the Company is not relying on any representation or warranty, oral or written, express or implied, whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of SPAC, the prospects (financial or otherwise) or the viability or likelihood of success of the business of SPAC as conducted after the Closing, as contained in any materials provided by SPAC or any of its Affiliates or any of their respective stockholders, partners, members or Representatives or otherwise.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ACQUISITION ENTITIES

Holdco, Amalgamation Sub and Merger Sub, when joined as parties to this Agreement, hereby jointly and severally represent and warrant to SPAC, the following:

5.1 Organization, Good Standing, Corporate Power and Qualification. Each Acquisition Entity is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands or the DGCL, as applicable. Each Acquisition Entity has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to its Governing Documents. The respective Governing Documents of Holdco, Amalgamation Sub and Merger Sub are in full force and effect.

5.2 Capitalization and Voting Rights.

(a) Capitalization. Upon incorporation, the authorized share capital of Holdco shall be US$50,000 consisting of 500,000,000 Holdco Ordinary Shares, of which one (1) Holdco Ordinary Share (the “Holdco Share”) will be issued and outstanding at such time. Upon formation, the Amalgamation Sub will have an issued and paid-up share capital of SGD1.00 comprising (1) ordinary share (the “Amalgamation Sub Share”). Upon formation, the authorized share capital of Merger Sub shall consist of 1,000 shares of common stock, par value US$0.01 per share, of which one (1) share of common stock (the “Merger Sub Share”) shall be issued and outstanding as of such date. The Holdco Share, the Amalgamation Sub Share and the Merger Sub Share, and any Holdco Ordinary Shares and shares of Amalgamation Sub and Merger Sub that will be issued pursuant to the Transactions, (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and are fully paid and non-assessable (or equivalent status, to the extent that such concept exists), (ii) were, or will be, issued, in compliance in all material respects with applicable Law and their respective Governing Documents, and (iii) were not, and will not be, issued in breach or violation of any preemptive rights or Contract.

(b) Except as set forth in Section 5.2(a), including any Holdco Ordinary Shares and shares of Amalgamation Sub and Merger Sub that will be issued pursuant to the Transactions, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from any Acquisition Entity of any shares or shares of capital stock of any Acquisition Entity, or any other Contracts to which any Acquisition Entity is a party or by which any Acquisition Entity is bound obligating SPAC to issue or sell any shares or shares of capital stock of, other equity securities in, or debt securities of any Acquisition Entity.

(c) Holdco does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than, as of the date of this Agreement, Amalgamation Sub and Merger Sub and, as of the Closing Date, SPAC and the Surviving Corporation. Neither Amalgamation Sub nor Merger Sub owns or controls, directly or indirectly, any interest in any company, corporation, partnership, limited liability company, association or other business entity.

5.3 Due Authorization. All corporate actions on the part of each Acquisition Entity necessary for the authorization, execution and delivery of this Agreement and the other Ancillary Agreements to which it is or will be a party and the performance of all its obligations thereunder and the consummation of the Transactions contemplated hereby and thereby (including any board or shareholder approval, as applicable) have been duly and validly authorized, approved and taken, subject to the filing of the Amalgamation Documents and the SPAC Merger Certificate. This Agreement and the other Ancillary Agreements to which an Acquisition Entity is or will be a party is, or when executed by the other parties thereto, will be, valid and legally binding obligations of such Acquisition Entity enforceable against it in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.4 Non-Contravention. No Acquisition Entity is in material violation of any term of its respective Governing Documents or any applicable Laws. No Acquisition Entity is in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions. The execution and delivery by each Acquisition Entity and the performance by each of Acquisition Entity of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, require any consent, filing, notice, waiver or approval or constitute a default under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien (other than Permitted Liens) upon any of its properties or assets except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions.

5.5 Absence of Changes. Since the date of its incorporation (a) there has not been, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions and (b) each Acquisition Entity has not conducted any business (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

5.6 Actions. (a) There are no Actions pending or, threatened in writing against any Acquisition Entity; and (b) there is no judgment or award unsatisfied against any Acquisition Entity, nor is there any Governmental Order in effect and binding on any Acquisition Entity or its assets or properties that has, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to enter into this Agreement or the Ancillary Agreements or to consummate the Transactions.

5.7 Brokers or Finders; Transaction Expenses. Except as set forth in Section 5.7 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of any Acquisition Entity.

5.8 Proxy/Registration Statement. The information supplied by each Acquisition Entity for inclusion or incorporation by reference in the Proxy/Registration Statement, or any current report of SPAC on Form 8-K or any current report of Holdco on Form 6-K shall not, (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K or any current report of Holdco on Form 6-K, when filed, made available, mailed or distributed, as the case may be, and (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting and the SPAC Merger Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that an Acquisition Entity is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, none of the Acquisitions Entities makes any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or any holder of SPAC Common Stock.

5.9 Investment Company Act. No Acquisition Entity is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act.

5.10 Business Activities. Each Acquisition Entity was formed or incorporated solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing except as expressly contemplated by Agreement or the Ancillary Agreements and the Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation or incorporation.

5.11 Intended Tax Treatment. None of the Acquisition Entities has taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. Holdco has no current plan or intention to liquidate SPAC or the Surviving Corporation (or to cause SPAC or the Surviving Corporation to liquidate for U.S. federal income tax purposes) following the Transactions.

5.12 Foreign Private Issuer. Holdco is and shall be at all times commencing from the date 30 days prior to the first filing of the Proxy/Registration Statement with the SEC through the Closing, a foreign private issuer as defined in Rule 405 under the Securities Act.

ARTICLE VI
COVENANTS OF THE COMPANY AND THE ACQUISITION ENTITIES

6.1 Holdco Nasdaq Listing. From the date of this Agreement through the Closing, Holdco shall apply for, and shall use reasonable best efforts to cause, the Holdco Ordinary Shares to be issued in connection with the Transactions to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing Date.

6.2 Company Conduct of Business. Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, Governmental Authority, or any Contract to which any of the AUM Companies is a party; (iii) as required by Permitted COVID-19 Measures, (iv) as set forth in Section 6.2 of the Company Disclosure Letter, (v) for the incurrence of Company Transaction Expenses or (vi) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied and in any event, such consent shall be deemed given if SPAC has not affirmatively denied consent in writing within five (5) Business Days of receipt of the Company’s written request for consent), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause the other AUM Companies to, and each Acquisition Entity shall, operate its business in the Ordinary Course. Without limiting the generality of the foregoing, except (A) as expressly permitted by this Agreement or the Ancillary Agreements, (B) as required by applicable Law, (C) as set forth in Section 6.2 of the Company Disclosure Letter, (D) for the incurrence of Company Transaction Expenses, or (E) as consented to by SPAC in writing (which consent, except with respect to clauses (i) and (l) below, shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and shall cause the other AUM Companies not to, and each Acquisition Entity shall not:

(a) change or amend the Governing Documents of any AUM Company or any Acquisition Entity;

(b) make or declare any dividend or distribution to its stockholders or members, as applicable, of any AUM Company or any Acquisition Entity or make any other distributions in respect of any of the AUM Companies’ or any Acquisition Entity’s shares, capital stock or equity interests, except dividends and distributions by a wholly-owned Subsidiary of a AUM Company to such AUM Company or another wholly-owned Subsidiary of such AUM Company;

(c) split, subdivide, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the AUM Companies’ or any Acquisition Entity’s shares, capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of a AUM Company that remains a wholly-owned Subsidiary of such AUM Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares or shares of capital stock, membership interests or other equity interests of any AUM Company or any Acquisition Entity, except for transactions between a AUM Company and any wholly-owned Subsidiary of such AUM Company;

(e) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of the AUM Companies or any Acquisition Entity, except for (i) dispositions of equipment in the Ordinary Course, (ii) sales of inventory in the Ordinary Course or (iii) transactions solely among the AUM Companies;

(f) acquire any ownership interest in any real property;

(g) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity or assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(h) (A) make, change or revoke any material election in respect of Taxes, except to comply with IFRS or applicable Law, or settle or compromise any material U.S. federal, state, local or non-U.S. Tax liability, except in the Ordinary Course, or (B) change any annual Tax accounting period, adopt or change any material method of Tax accounting, amend any material Tax Returns or file claims for material Tax refunds, enter into any material closing agreement with respect to any Tax, waive or extend any statute of limitations period in respect of a material amount of Taxes, settle any material Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(i) take, agree to take, or fail to take, any material action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(j) except with respect to the Post-Signing Investment Amount, (A) issue any additional interests of any Acquisition Entity or AUM Company Interests or securities exercisable for or convertible into AUM Company Interests or interests of any Acquisition Entity; or (B) grant any options, warrants, convertible equity instruments or other equity-based awards that relate to the equity of any AUM Company;

(k) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any AUM Company or any Acquisition Entity, merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy in respect of any AUM Company or any Acquisition Entity;

(l) waive, release, settle, compromise or otherwise resolve any Action, except in the Ordinary Course or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $100,000 in the aggregate;

(m) other than Indebtedness under existing credit or lending facilities in existence on the date hereof, incur, assume or guarantee any Indebtedness except for borrowed money the principal amount of which does not exceed $100,000 in the aggregate;

(n) enter into, renew or amend in any material respect, (i) any transaction or Contract with a Company Shareholder or any of their respective family members or other related Persons that would require disclosure of transactions therewith under Item 404 of Regulation S-K promulgated by the SEC, (ii) any Contract between any AUM Company or any Acquisition Entity and any broker, finder, investment banker or financial advisor with respect to any of the Transactions, or (iii) any Contract that, had such Contract been entered into on or before the date of this Agreement, would have been required to be disclosed pursuant to Section 3.7(a)(i), (iv), (v), (vi) (only with respect to subclauses (B) or (C)), (vii), (viii) or (ix) of the Company Disclosure Letter, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(o) limit the right of any AUM Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person; or

(p) enter into any agreement or otherwise make a binding commitment to do any action prohibited under this Section 6.2.

During the Interim Period, other than as would not be reasonably expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company shall, and shall cause its Subsidiaries to, and each Acquisition Entity shall, comply (1) in all material respects with, and continue performing under, as applicable, the Company Governing Documents, such Subsidiary’s Governing Documents, and the Governing Documents of each Acquisition Entity, and all other Material Contracts to which any of the AUM Companies may be a party, and (2) with all applicable Sanctions and Export Law. If, during the Interim Period, the Company or any Acquisition Entity (A) receives written notice of, any actual, alleged or potential violation of any Sanctions or Export Law, (B) becomes a party to or the subject of any pending (or to the Knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Sanctions or Export Law, or (C) to the Knowledge of the Company, otherwise becomes aware of any actual, alleged, or potential violation of any Sanctions or Export Law, it shall provide written notice to the SPAC within three (3) Business Day of the discovery of the actual, alleged, or potential violation.

6.3 Execution and Filing of Amalgamation Documents.

(i) Prior to the Amalgamation Effective Time, each of the Company and Amalgamation Sub shall take all such actions as are reasonably necessary so that the Amalgamation shall be consummated in accordance with the terms and subject to the conditions set forth in this Agreement. Without limiting the generality of the foregoing:

(1)	as soon as practicable following the execution of this Agreement, the Company and Amalgamation Sub shall begin drafting (or cause its auditors to begin drafting) directors’ declarations, statements of material interests of directors, solvency statements, accompanying auditors’ reports and such other information relating to the Amalgamation as is or may be required under the Singapore Companies Act, in each case with respect to the Amalgamation (the “Other Amalgamation Documents” together with the Amalgamation Proposal, the “Amalgamation Documents”);

(2)	as soon as practicable following the execution of this Agreement, each of the Company and Amalgamation Sub shall contact and engage with its secured creditors (if any) and such other creditors of the Company and/or Amalgamation Sub as may be agreed between SPAC and the Company and use its reasonable best efforts to obtain the written consent of such creditors to the Amalgamation and the Transactions on terms satisfactory to the Company and the SPAC, both acting reasonably;

(3)	as soon as practicable before or following (as applicable) the effectiveness of the Proxy/Registration Statement each of the Company and Amalgamation Sub shall:

a. so far as they are lawfully able, exercise their powers to cause the boards of directors of each of Amalgamation Sub and the Company, respectively, to approve the Amalgamation, resolve that the Amalgamation is in the best interests of the Company and make solvency statements and/or declarations in respect of Amalgamation Sub and/or the Company (as the case may be);

b. dispatch the Amalgamation Documents to its shareholders in accordance with the Singapore Companies Act;

c. dispatch the notice of Amalgamation Proposal to its secured creditors (if any) in accordance with the Singapore Companies Act and such other creditors of the Company and/or Amalgamation Sub as may be agreed between SPAC and the Company; and

d. cause the notice of Amalgamation Proposal to be published in one daily English-language newspaper of general circulation in Singapore in accordance with the Singapore Companies Act;

(4)	as soon as practicable following receipt of the SPAC Stockholder Approval and the Company Written Consent or Company Ordinary Resolution, each of the Company and Amalgamation Sub shall take all steps reasonably necessary to secure the pre-clearance, if pre-clearance is possible, of the Amalgamation by ACRA;

(5)	if pre-clearance is possible, each of the Company and Amalgamation Sub shall provide to SPAC evidence reasonably satisfactory to SPAC that ACRA has no further comments on the relevant Amalgamation Documents following ACRA’s review, that the Amalgamation Documents may be filed pursuant to Section 215E of the Singapore Companies Act and that promptly following such filing ACRA will confirm the Amalgamation has become effective; provided that, for the purposes of determining satisfaction of the conditions in Article IX as they relate to the performance of the covenants in this Section 6.3(a)(v), the words “in all material respects” in Section 9.3(b) shall be disregarded for purposes of determining whether the covenants set forth in this Section 6.3(a)(v) have been performed; and

(6)	immediately prior to the SPAC Merger Effective Time, the Company shall pay the fee prescribed by ACRA to effect the Amalgamation and lodge with ACRA the prescribed form relating to the Amalgamation, the Amalgamation Proposal, the required directors’ declarations, the required solvency statements, the required declaration of the directors of each of the Company and Amalgamation Sub that the Amalgamation has been approved by the shareholders of the Company and Amalgamation Sub, respectively, the required declarations regarding no prejudice to creditors, and the constitution of the amalgamated entity, in each case relating to the Amalgamation and in accordance with the Singapore Companies Act.

(ii) The Company and Amalgamation Sub shall, and the Company shall cause each of the Company’s Subsidiaries to, (i) cause the Amalgamation Documents when delivered to shareholders, secured creditors or such other creditors as may be agreed between SPAC and the Company or lodged with ACRA, to comply in all material respects with all Laws applicable thereto (including the Singapore Companies Act) and rules and regulations promulgated by ACRA, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the ACRA concerning the Amalgamation Documents, and (iii) cause the Amalgamation to be declared effective under the Singapore Companies Act.

(iii) Any filing of, or amendment or supplement to, the Amalgamation Documents will be mutually prepared and agreed upon by the Company, SPAC and Amalgamation Sub. Each of the Company and Amalgamation Sub will advise the Company, Holdco and SPAC, promptly after receiving notice thereof, of the time when the Amalgamation has become effective under the Singapore Companies Act or of any request by the ACRA for amendment of the Amalgamation Documents or comments thereon and responses thereto or requests by ACRA for additional information and responses thereto, and shall provide the Company, Holdco and SPAC a reasonable opportunity to provide comments and amendments to any such filing. SPAC, Holdco, Amalgamation Sub and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of ACRA or its staff with respect to the Amalgamation Documents and any amendment to the Amalgamation Documents filed in response thereto.

(iv) Each of SPAC, Holdco, Amalgamation Sub and the Company shall ensure that all of the information supplied by it or on its behalf for inclusion or incorporation by reference in the Amalgamation Documents will, at the time the Amalgamation Documents are (i) sent to shareholders, secured creditors and such other creditors as may be agreed between SPAC and the Company, in each case, of the Company or Amalgamation Sub, as applicable or (ii) lodged with ACRA, be true, accurate and not misleading.

(v) If at any time prior to the Amalgamation Effective Time the Company, Holdco, Amalgamation Sub or SPAC becomes aware that any information relating to the Company, Holdco, Amalgamation Sub, SPAC or any of their respective Subsidiaries, Affiliates, directors or officers set forth in the Amalgamation Documents is required to be amended, so that the Amalgamation Documents would not fail to be true, accurate or not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing and/or correcting such information shall be promptly lodged with ACRA and, to the extent required by the Singapore Companies Act, disseminated to the shareholders and secured creditors of the Company and Amalgamation Sub.

(vi) If at any time prior to the Amalgamation Effective Time the Company, Holdco, Amalgamation Sub or SPAC becomes aware that any member or creditor of the Company or Amalgamation Sub or any other person to whom the Company or Amalgamation Sub is under an obligation, intends to object or has objected to the Amalgamation Proposal (or the notification of publication thereof) (each, an “Amalgamation Objection”), (i) SPAC, the Company, Holdco and Amalgamation Sub shall discuss in good faith how to address any such Amalgamation Objection and the Company shall, and shall cause its Subsidiaries to, use their respective reasonable efforts to deal with such Amalgamation Objection (whether by paying or discharging obligations to the applicable creditors or otherwise) so that no member or creditor of the Company or Amalgamation Sub, or other person to whom the Company or Amalgamation Sub is under an obligation, is able to delay the Amalgamation or cause the Amalgamation not to be consummated pursuant to the Amalgamation Proposal and (ii) neither the Company nor Amalgamation Sub shall agree to any material settlement or accommodation in respect of any Amalgamation Objection without the prior written consent of SPAC (not to be unreasonably withheld, conditioned or delayed).

6.4 Post-Closing Directors and Officers of Holdco. Subject to the terms of the Holdco Governing Documents, Holdco shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a) the Holdco Board, shall consist of no less than six (6) directors, of whom (i) one (1) will be designated by SPAC, and (ii) five (5) will be designated by the Company, of which a majority must qualify as an “independent director” under stock exchange regulations applicable to Holdco, and which shall comply with all diversity requirements under applicable Law, each such director to hold office in accordance with the Holdco Governing Documents; and

(b) the officers of the Company holding such positions as set forth in Section 6.4(b) of the Company Disclosure Letter shall be appointed as the officers of Holdco, each such officer to hold office in accordance with the Holdco Governing Documents.

6.5 D&O Indemnification and Insurance.

(a) The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of SPAC (the “SPAC D&O Indemnified Parties”) as provided in SPAC Governing Documents as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any SPAC D&O Indemnified Parties and SPAC in effect on the date hereof and disclosed in Section 6.5(a) of SPAC Disclosure Letter, shall survive the Closing and continue in full force and effect in accordance with its terms to the extent permitted by applicable Law. For a period of six (6) years after the SPAC Merger Effective Time, Holdco shall cause the Governing Documents of Holdco and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to SPAC D&O Indemnified Parties than are set forth as of the date of this Agreement in the Governing Documents of SPAC to the extent permitted by applicable Law. The provisions of this Section 6.4 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the SPAC D&O Indemnified Parties and their respective heirs and representatives.

(b) The Company shall, or shall cause Holdco to, obtain and fully pay the premium for a “tail” insurance policy (the “D&O Tail Insurance”) that provides coverage for up to a six-year period from the Closing Date, for the benefit of the directors and officers of Holdco, the Surviving Corporation and SPAC (the “D&O Indemnified Parties”) that is substantially equivalent to and in any event not less favorable in the aggregate than SPAC’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that in no event shall the Company or Holdco be required to expend for such policies pursuant to this Section 6.5(b) an annual premium amount in excess of 250% of the amount per annum SPAC paid in its last full fiscal year, which amount is set forth in Section 6.5(b) of the SPAC Disclosure Letter. Holdco shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and cause the other parties to honor all obligations thereunder.

6.6 No Trading in SPAC Stock. The Company acknowledges and agrees that it and each other AUM Company is aware of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (except with the prior written consent of SPAC), take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.7 Anti-Takeover Matters. The Company shall not adopt any shareholder rights plan, “poison pill” or similar anti-takeover instrument or plan in effect to which any AUM Company would be or become subject, party or otherwise bound.

6.8 Financials. The Company shall provide to SPAC as promptly as practicable after the date of this Agreement (and in any event on or prior to October 31, 2022) the Company’s audited financial statements for the twelve month periods ended March 31, 2022 and March 31, 2021, consisting of the audited consolidated balance sheets as of such date, the audited consolidated income statements for the twelve month period ended on such date, and the audited consolidated cash flow statements for the twelve month period ended on such date prepared under IFRS in accordance with requirements of the PCAOB (the “Updated Financials”). Subsequent to the delivery of the Updated Financials, the Company’s consolidated interim financial statements for each 6-month period thereafter shall be delivered to SPAC no later than thirty (30) calendar days following the end of each 6-month period and consolidated interim monthly information for each month thereafter shall be delivered to SPAC no later than twenty (20) days following the end of each month prepared under IFRS in accordance with requirements of the PCAOB (the “Required Financial Statements”). The Required Financial Statements shall be accompanied by a certificate of the Chief Executive Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with IFRS, except as otherwise indicated in such statements and subject to year-end audit adjustments. The Company will promptly provide additional Company financial information (including information required to prepare a Management Discussion and Analysis and management accounts required to complete any pro-forma information) reasonably requested by SPAC for inclusion in the Proxy/Registration Statement and any other filings to be made by SPAC with the SEC.

6.9 Financing. Subject to the approval by SPAC (which shall not be unreasonably conditioned, withheld, delayed or denied), the Company should use commercially reasonable efforts to raise debt or equity financing by (the “Financing”). SPAC shall use commercially reasonable efforts to take, or cause to be taken, and do, or cause to be done, all actions to assist the Company and Holdco in their efforts to consummate the transactions contemplated by the Financing on the terms and conditions agreed to among the parties; provided, however, that neither Holdco nor the Company shall be required to dispose of any assets or incur any expenses or make any other payments in connection therewith other than the incurrence of the Company’s ordinary course legal fees in connection with such matters.

6.10 Shareholder Support Agreement. In the event any Key Company Shareholder fails to comply in any material respect with his, her or its obligations under the Shareholder Support Agreement in a timely manner, the Company will utilize the proxy granted to it under Section 5.1 of the Shareholder Support Agreement by such Key Company Shareholder to act for such Key Company Shareholder in accordance with the terms and conditions of the Shareholder Support Agreement, the Singapore Companies Act and other applicable Law; provided that no such action by the Company will be necessary if the failed action by such Key Company Shareholder is not necessary for any vote or written consent to be approved by a required percentage of shareholders.

6.11 Formation of Acquisition Entities. Within forty-five (45) days of the date hereof, the Company shall cause the formation of each Acquisition Entity. Upon formation each Acquisition Entity shall sign a joinder agreement in form and substance reasonably agreed by the parties, agreeing to be bound by this Agreement as if parties hereto on the date hereof.

ARTICLE VII
COVENANTS OF SPAC

7.1 Trust Account Payments. Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to SPAC Stockholders pursuant to the SPAC Share Redemptions, and (2) immediately thereafter, disburse all remaining amounts then available in the Trust Account as directed by SPAC, subject to this Agreement and mutual agreement by the Company and SPAC, and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

7.2 SPAC Nasdaq Listing. From the date of this Agreement until the Closing, SPAC shall use reasonable best efforts to ensure that the SPAC Common Stock, SPAC Rights and SPAC Units remain listed on Nasdaq.

7.3 SPAC Conduct of Business.

(a) Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, Governmental Authority, or any Contract to which SPAC is a party, (iii) as required by Permitted COVID-19 Measures, (iv) as set forth in Section 7.3(a) of the SPAC Disclosure Letter, (v) for the incurrence of SPAC Transaction Expenses or (vi) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, SPAC shall operate its business in the Ordinary Course and shall not:

(i) (A) change, modify or amend the Trust Agreement or the SPAC Governing Documents, or seek any approval from the SPAC Stockholders to do take any such action, except as contemplated by the Transaction Proposals or (B) change, modify or amend its Governing Documents;

(ii) change, modify or amend the SPAC Rights Agreement (as defined in the SPAC Rights Agreement);

(iii) (x) make or declare any dividend or distribution to the SPAC Stockholders or make any other distributions in respect of its capital stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests, other than a redemption of SPAC Common Stock (prior to the SPAC Merger Effective Time) made as part of the SPAC Share Redemptions;

(iv) merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or business, or be acquired by any other Person;

(v) (A) make, change or revoke any material election in respect of Taxes, except to comply with GAAP or applicable Law, or settle or compromise any material U.S. federal, state, local or non-U.S. Tax liability, except in the Ordinary Course, or (B) change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(vi) take, agree to take, or fail to take, any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment;

(vii) enter into, renew or amend in any material respect, any transaction or Contract (A) with an Affiliate of SPAC, other than any transaction or Contract pursuant to which Sponsor or any of its Affiliates provides debt financing to SPAC as identified on the SPAC Financing Certificate or with the Company’s prior consent, which consent shall not be unreasonably withheld, (B) with any SPAC Stockholder except as permitted or contemplated by this Agreement, or (C) with any Person in which any Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater;

(viii) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities or guaranty any debt securities of another Person, other than any (a) Indebtedness for borrowed money or guarantee expressly contemplated by this Agreement or (b) debt financing provided by Sponsor or any of its Affiliates to SPAC as identified on the SPAC Financing Certificate;

(ix) (A) make any material change in its accounting principles, policies, procedures or methods unless required by an amendment in GAAP made subsequent to the date hereof, as agreed to by its independent accountants, or (B) engage in any conduct in a new line of business or engage in any material commercial activities (other than to consummate the Transactions contemplated by this Agreement);

(x) (A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any SPAC Common Stock securities or rights exercisable for or convertible into SPAC Common Stock, or (B) grant any options, warrants or other equity-based awards with respect to SPAC Common Stock not outstanding on the date of this Agreement and disclosed in documents filed publicly with the SEC;

(xi) waive, release, compromise, settle or agree to waive, release, compromise, or settle any Action except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(xii) (A) hire, or otherwise enter into any employment, collective bargaining, consulting or similar agreement with, any person, (B) grant any increase in the compensation of any current or former officer or director, (C) adopt any benefit plan for the benefit of any current or former officer or director, or (D) materially amend any existing agreement with any current or former officer or director;

(xiii) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers or directors in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any Person;

(xiv) liquidate, dissolve, reorganize or otherwise wind-up its business and operations;

(xv) enter into any formal or informal agreement or otherwise make a binding commitment to do any action prohibited under this Section 7.3;

(xvi) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of SPAC’s capital stock or equity interests; or

(xvii) purchase, repurchase, redeem (except for the exercise of the SPAC Share Redemption) or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of SPAC.

(b) During the Interim Period, SPAC shall comply (1) in all material respects with, and continue performing under, as applicable, its Governing Documents, the Trust Agreement and all other material Contracts to which it may be a party and (2) with all applicable Sanctions and Export Law. If, during the Interim Period, the SPAC (A) receives written notice of, any actual, alleged or potential violation of any Sanctions or Export Law, (B) becomes a party to or the subject of any pending (or to the Knowledge of SPAC, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Sanctions or Export Law, or (C) to the Knowledge of SPAC, otherwise becomes aware of any actual, alleged, or potential violation of any Sanctions or Export Law, it shall provide written notice to the Company within three (3) Business Day of the discovery of the actual, alleged, or potential violation.

7.4 SPAC Public Filings. Between the date of this Agreement and the SPAC Merger Effective Time or the earlier termination of this Agreement, SPAC will keep current and file all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) will not, at the time they are filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 7.4, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. SPAC shall consult with the Company regarding any Additional SEC Reports which discuss or refer to this Agreement or the Transactions; provided, however, that SPAC will have the final approval.

7.5 SPAC Extension Costs. In the event SPAC decides to seek one three-month extension of its term to consummate the Transactions, SPAC agrees to pay for the costs related to such extension up to and not exceeding an amount equal to $350,000.

ARTICLE VIII
JOINT COVENANTS

8.1 Regulatory Approvals; Other Filings.

(a) Each of the Company, SPAC and the Acquisition Entities shall use their commercially reasonable efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in order to complete lawfully the Transactions, under the Laws set forth and described in Section 8.1(a) of their respective Disclosure Letters (the “Regulatory Approvals”) as soon as practicable (but in any event prior to the Outside Date (as defined below)) and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, SPAC and the Acquisition Entities shall take such action as may be required to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as practicable after the execution of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 8.1(a), the first sentence of Section 8.1(b) or Section 8.3 shall require or obligate SPAC, any AUM Companies, or any of their respective Affiliates to agree or otherwise be required to, take or forbear from any commercially impracticable action or accept any condition or restriction in order to obtain any Regulatory Approvals.

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, SPAC and the Acquisition Entities shall (i) to the extent required by applicable Laws, promptly (and, in the case of the initial filing required under the HSR Act, within twenty (20) Business Days after the date hereof) submit all notifications, reports, and other filings required to be submitted to a Governmental Authority in order to obtain the Regulatory Approvals; (ii) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (iii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company and the Acquisition Entities shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that none of the Company, SPAC or any of the Acquisition Entities shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other parties. To the extent not prohibited by Law, the Company and the Acquisition Entities agree to provide SPAC and its counsel, and SPAC agrees to provide to the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company, SPAC and the Acquisition Entities agrees to make all filings, to provide all information reasonably required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

8.2 Preparation of Proxy/Registration Statement; SPAC Stockholder Meeting and Approvals; Company Written Consent and Approvals.

(a) Proxy/Registration Statement.

(i) As promptly as reasonably practicable after the execution of this Agreement, the Company and SPAC shall prepare and mutually agree upon and Holdco shall file with the SEC a proxy/registration statement on Form F-4 (as amended or supplemented from time to time, the “Proxy/Registration Statement”) relating to the meeting of SPAC Stockholders (including any adjournment or postponement thereof, the “SPAC Stockholder Meeting”) (x) in connection with the registration under the Securities Act of the Holdco Ordinary Shares pursuant to this Agreement, (y) to provide the Public Stockholders (as defined below) an opportunity in accordance with SPAC Governing Documents to have their shares of SPAC Common Stock redeemed in the SPAC Share Redemption and (z) to solicit proxies from SPAC Stockholders for the approval and adoption of: (A) this Agreement, the Ancillary Agreements, the SPAC Merger and the other Transactions, (B) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto, (C) any other proposals as determined by SPAC, the Company and Holdco to be necessary or appropriate in connection with the Transactions contemplated hereby, and (D) adjournment of the SPAC Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (D), collectively, the “Transaction Proposals”). The Company, each Acquisition Entity and SPAC shall furnish all information concerning such party as SPAC and the Company may reasonably request in connection with such actions and the preparation of the Proxy/Registration Statement. Each such Party each shall use their commercially reasonable efforts to (1) cause the Proxy/ Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto, including all rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company, SPAC and Holdco shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of Holdco Ordinary Shares pursuant to this Agreement. Each of the Company, SPAC and Holdco also agrees to use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC shall furnish all information concerning the Company and its Subsidiaries (in the case of the Company) or SPAC (in the case of SPAC) and any of their respective members or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Proxy/Registration Statement, SPAC shall mail (or cause to be mailed) the Proxy/Registration Statement to the SPAC Stockholders. Each of SPAC, Holdco and the Company shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, a current report of SPAC on Form 8-K or a current report of Holdco on Form 6-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC, Holdco, the Company or their respective Affiliates to any Regulatory Authority (including Nasdaq) in connection with the Transactions. Subject to Section 11.6, the Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay one-half of the cost for the preparation, filing and mailing of the Proxy/Registration Statement and other related fees. SPAC shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq, SPAC Governing Documents, and this Agreement in the distribution of the Proxy/Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Stockholder Meeting and the SPAC Share Redemption.

(ii) Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually prepared and agreed upon by SPAC, Holdco and the Company. Holdco and the Company will advise SPAC, and SPAC will advise Holdco and the Company, as applicable, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Holdco Ordinary Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide each other with a reasonable opportunity to provide comments and amendments to any such filing. SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendments filed in response thereto.

(iii) If, at any time prior to the Closing, any event or circumstance relating to SPAC or its officers or directors is discovered by SPAC which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, a current report of SPAC on Form 8-K or a current report of Holdco on Form 6-K, SPAC shall promptly inform the Company and Holdco. If, at any time prior to the Closing, any event or circumstance relating to an Acquisition Entity, the Company, any of its Subsidiaries or their respective officers or directors is discovered by an Acquisition Entity or the Company which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, a current report of SPAC on Form 8-K or a current report of Holdco on Form 6-K, the Company or Holdco, as the case may be, shall promptly inform SPAC. Thereafter, SPAC, Holdco and the Company shall promptly cooperate in the preparation of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information and shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Stockholders.

(b) SPAC Stockholders’ Approval.

(i) Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, and convene and hold the SPAC Stockholder Meeting (and in any event, such meeting shall be held not more than thirty (30) days after the date on which the Proxy/Registration Statement is mailed to the SPAC Stockholders) for the purpose of voting on the Transaction Proposals and obtaining the SPAC Stockholders’ Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), providing SPAC Stockholders with the opportunity to elect to effect a SPAC Share Redemption and such other matters as may be mutually agreed by SPAC and the Company. SPAC will use its reasonable best efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and the Transaction Proposals, including the SPAC Stockholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Stockholders’ Approval and (B) to obtain the vote or consent of its stockholders required by and in compliance with all applicable Law or Nasdaq rules (as applicable) and the SPAC Charter; provided, that none of SPAC, Sponsor or any of their Affiliates shall be required to pay any additional consideration to any SPAC Stockholder in order to obtain the SPAC Stockholders’ Approval. SPAC (x) shall consult with the Company regarding the record date and the date of the SPAC Stockholder Meeting and (y) shall not adjourn or postpone the SPAC Stockholder Meeting without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC may adjourn or postpone the SPAC Stockholder Meeting without any such consent (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC reasonably determines (following consultation with the Company) is necessary to comply with applicable Laws, is provided to the SPAC Stockholders in advance of a vote on the adoption of this Agreement, (2) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, there are insufficient shares of SPAC Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Stockholder Meeting, (3) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, adjournment or postponement of the SPAC Stockholder Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Stockholder Approval, or (4) in the event that, as a result of the SPAC Share Redemptions submitted by the SPAC Stockholders prior to the SPAC Stockholder Meeting, SPAC reasonably believes that conditions set forth in Section 9.3(c) would not be satisfied as of the Closing, provided, further, that in addition to the exceptions specified in the foregoing proviso, SPAC may postpone or adjourn on one occasion without the consent of the Company so long as the date of the SPAC Stockholder Meeting is not postponed or adjourned more than an aggregate of fifteen (15) consecutive calendar days in connection with such postponement or adjournment. To the extent practicable, and in any event subject to the SPAC’s obligations under Law, SPAC shall provide the Company with (I) reasonable updates with respect to the tabulated vote counts received by SPAC, and (II) the right to review and discuss all material communication sent to SPAC Stockholders and holders of SPAC Rights with respect to the SPAC Stockholder Meeting.

(ii) Subject to clause (iii) below, the Proxy/Registration Statement shall include a statement to the effect that SPAC Board has unanimously recommended that the SPAC Stockholders vote in favor of the Transaction Proposals at the SPAC Stockholder Meeting (such statement, the “SPAC Board Recommendation”) and neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation (a “SPAC Modification in Recommendation”).

(iii) Promptly following the execution of this Agreement, Holdco shall approve and adopt this Agreement, authorize the Plan of Amalgamation, and approve the Transactions, as the sole stockholder of Amalgamation Sub and Merger Sub.

(c) Written Consent/Approval of Company Shareholders.

(i) The Company shall seek (a) the irrevocable written consent of holders representing more than 50% of the Company Ordinary Shares entitled to vote, who attend and vote thereupon by way of passing a resolution of the Company Shareholders by written means in accordance with the Singapore Companies Act (the “Company Written Consent”), in form and substance reasonably acceptable to SPAC, or (b) the ordinary resolution of holders representing more than 50% of the Company Ordinary Shares entitled to vote, who attend and vote thereupon passed at a duly convened and quorate meeting of the Company Shareholders (the “Company Ordinary Resolution”), in favor of the approval, authorization and adoption of this Agreement, the Ancillary Agreements, the SPAC Merger, the Amalgamation and the other Transactions (including as required under the Singapore Companies Act and the Company Governing Documents) as promptly as reasonably practicable, but in any event within ten (10) Business Days after the Proxy/Registration Statement becomes effective. The Company will use its reasonable best efforts to solicit the Company Written Consent or the Company Ordinary Resolution from the Company Shareholders, and to take all other action necessary or advisable to obtain the Company Written Consent or the Company Ordinary Resolution and to secure the vote or consent of its shareholders required by and in compliance with all applicable Law or Nasdaq rules and the Company Governing Documents, and all Side Letters as applicable; provided, that none of the Company or any of its Affiliates shall be required to pay or provide any additional consideration to any Company Shareholder in order to obtain the Company Written Consent or the Company Ordinary Resolution. To the extent practicable, and in any event subject to the Company’s obligations under Law, the Company shall provide SPAC with (1) reasonable updates regarding the status of and any issues arising with respect to obtaining the Company Written Consent or the Company Ordinary Resolution and (2) the right to review and discuss all material communication sent to Company Shareholders with respect to the Company Written Consent or the Company Ordinary Resolution. The Company shall comply in all material respects with Company Governing Documents, the applicable provisions of the Singapore Companies Act and this Agreement in the distribution of any solicitation of the Company Written Consent or the Company Ordinary Resolution.

(ii) (a) The Company Board has recommended that the Company Shareholders vote in favor of the Company Ordinary Resolution or execute and deliver the Company Written Consent (the “Company Board Recommendation”) and (b) neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation (a “Company Modification in Recommendation”).

8.3 Support of Transaction. (i) The Company shall, and shall cause the other AUM Companies and the Acquisition Entities to, and (ii) SPAC shall, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any AUM Company or any of the Acquisition Entities and SPAC, as applicable, are required to obtain in order to consummate the Transactions, and (b) take or cause such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, that, notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require any AUM Company, SPAC or the Acquisition Entities or any of their respective Affiliates to (i) commence or threaten to commence, pursue or defend against any Action (except as required under Section 8.5, and without limiting the express obligations to make regulatory filings under Section 8.1), whether judicial or administrative, (ii) seek to have any stay or other Governmental Order vacated or reversed, (iii) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the AUM Companies, (iv) take or commit to take actions that limit the freedom of action of any of the AUM Companies or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the AUM Companies or SPAC or (v) bear any material expense, pay any material fee or grant any financial, legal or other accommodation to any other Person (for the avoidance of doubt, without limiting the express obligations of such parties under the terms of this Agreement and the Ancillary Agreements).

8.4 Tax Matters.

(a) Each of Holdco, SPAC, Amalgamation Sub, Merger Sub, Surviving Corporation and the Company shall use its respective reasonable best efforts to cause the Transactions to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment. Each of Holdco, SPAC, Amalgamation Sub, Merger Sub, Surviving Corporation and the Company shall report the SPAC Merger, the Amalgamation consistently with the Intended Tax Treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. Law) or a change in applicable Law. In the event the SEC requests or requires tax opinions with respect to the U.S. federal income tax consequences of the Transactions, Holdco shall use reasonable best efforts to cause DLA Piper LLP (US) to deliver such opinions, and each party shall use reasonable best efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor. Notwithstanding anything to the contrary in this Agreement, no party or their tax advisors are obligated to provide any opinion that the relevant portions of the Transactions contemplated by this Agreement otherwise qualify for their respective Intended Tax Treatment (other than, to the extent required by the SEC, a customary opinion regarding the material accuracy of any disclosure regarding U.S. federal income tax considerations of such transactions included in the Proxy/Registration Statement as may be required to satisfy applicable rules and regulations promulgated by the SEC). The covenants contained in this Section 8.4(a), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect indefinitely.

(b) Within one hundred twenty (120) days after the end of Holdco’s current taxable year and each subsequent taxable year of Holdco for which Holdco reasonably believes that it may be a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”), Holdco shall (1) determine its status as a PFIC, (2) determine the PFIC status of each of its Subsidiaries that at any time during such taxable year was a foreign corporation within the meaning of Section 7701(a) of the Code (the “Non-U.S. Subsidiaries”), and (3) make such PFIC status determinations available to the shareholders of Holdco. If Holdco determines that it was, or could reasonably be deemed to have been, a PFIC in such taxable year, Holdco shall use commercially reasonable efforts to provide the statements and information (including without limitation, a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g)) necessary to enable Holdco shareholders and their direct and/or indirect owners that are United States persons (within the meaning of Section 7701(a)(30) of the Code) to comply with all provisions of the Code with respect to PFICs, including but not limited to making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code or filing a “protective statement” pursuant to Treasury Regulation Section 1.1295-3 with respect to Holdco or any of the Non-U.S. Subsidiaries, as applicable. The covenants contained in this Section 8.4(b), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect until the later of (x) five years after the end of Holdco’s current taxable year, or (y) such time as Holdco has reasonably determined that it is not a PFIC for three (3) consecutive taxable years.

(c) Each of the parties hereto agree to file all Tax and other informational returns on a basis consistent with the Intended Tax Treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. Law) or a change in applicable Law.

(d) The Company acknowledges that any SPAC Stockholder who owns five percent (5%) or more of Holdco Ordinary Shares immediately after the Closing, as determined under Section 367 of the Code and the Treasury Regulations promulgated thereunder, may enter into (and cause to be filed with the IRS) a gain recognition agreement in accordance with Treasury Regulations Section 1.367(a)-8. Upon the written request of any such SPAC Stockholder made following the Closing Date, the Company shall (i) use reasonable best efforts to furnish to such SPAC Stockholder such information as such SPAC Stockholder reasonably requests in connection with such SPAC Stockholder’s preparation of a gain recognition agreement, and (ii) use reasonable best efforts to provide such SPAC Stockholder with the information reasonably requested by such SPAC Stockholder for purposes of determining whether there has been a gain “triggering event” under the terms of such SPAC Stockholder’s gain recognition agreement, in each case, at the sole cost and expense of such requesting SPAC Stockholders.

(e) Following the Closing Date, the Company shall, or shall cause SPAC to, comply with the Tax reporting obligations of Treasury Regulations Section 1.367(a)-3(c)(6).

(f) Any Transfer Taxes incurred in connection with the Transactions shall be borne and paid fifty percent (50%) by the Company and fifty percent (50%) by SPAC. The Parties shall cooperate in the execution and delivery of all instruments and certificates reasonably necessary to minimize the amount of any Transfer Taxes and to enable any of the foregoing to comply with any Tax Return filing requirements for such Transfer Taxes. The Person(s) required by applicable Law to file any necessary Tax Returns and other documentation with respect to any Transfer Taxes shall timely file, or shall cause to be timely filed, with the relevant Governmental Authority each such Tax Return and shall timely pay to the relevant Governmental Authority all Transfer Taxes due and payable thereon (subject to reimbursement in accordance with this Section 8.4). Any costs and expenses incurred in connection with the filing of any such Tax Return shall be borne fifty percent (50%) by the Company and fifty percent (50%) by SPAC.

8.5 Stockholder Litigation. The Company and Holdco shall promptly advise SPAC, and SPAC shall promptly advise the Company, as the case may be, in writing of any Action commenced (or to the Knowledge of the Company or Holdco (as applicable) or the Knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors by any Company Shareholder or SPAC Stockholder relating to this Agreement, the SPAC Merger, the Amalgamation or any of the other Transactions (any such Action, “Stockholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Stockholder Litigation. Each of the parties shall reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Stockholder Litigation. The Company and Holdco shall give SPAC the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against the Company or Holdco, any of its Subsidiaries or any of its directors, and no such settlement shall be agreed to without the SPAC’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The SPAC shall give the Company the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against the SPAC, any of their respective Subsidiaries or any of their respective directors, and no such settlement shall be agreed to without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

8.6 Acquisition Proposals and Alternative Transactions. Except with respect to the Post-Signing Investment Amount, during the Interim Period, each of the Company and SPAC shall not, and shall cause its Representatives not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company and SPAC or their respective Subsidiaries, to any Person relating to an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of any AUM Company or SPAC or any of its Subsidiaries in connection with an Acquisition Proposal or Alternative Transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state relating to an Acquisition Proposal or Alternative Transaction, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction. Each of the Company and SPAC shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction or Acquisition Proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 8.6 by a party or its affiliates or Representatives shall be deemed to be a breach of this Section 8.6 by such party. Notwithstanding the foregoing, any transaction between the existing Company Shareholders does not constitute an Acquisition Proposal or Alternative Transaction.

8.7 Access to Information; Inspection(a). During the Interim Period, to the extent permitted by applicable Law, each of the Company, SPAC and the Acquisition Entities shall, and shall cause each of its Subsidiaries to, (i) afford to the other party and its Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of its operations, to all of its respective assets, properties, facilities, books, Contracts, Tax Returns, records and appropriate officers, employees and other personnel, and shall furnish such Representatives with all financial and operating data and other information concerning its affairs that are in its possession as such Representatives may reasonably request, and (ii) cooperate with the other party and its Representatives regarding all due diligence matters, including document requests. All information obtained by the Company, SPAC, the Acquisition Entities and their respective Representatives pursuant to the foregoing shall be kept confidential by the Party receiving such information. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention), be inconsistent with COVID-19 Measures, or violate any Law or regulations applicable to such party.

8.8 Delisting and Deregistration. The Company, Holdco and SPAC shall use their respective reasonable best efforts to cause the SPAC Units, SPAC Common Stock and SPAC Rights to be delisted from Nasdaq (or be succeeded by the respective Holdco securities) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Holdco) as of the SPAC Merger Effective Time or as soon as practicable thereafter.

ARTICLE IX
CONDITIONS TO OBLIGATIONS

9.1 Conditions to the Obligations of SPAC, the Acquisition Entities and the Company. The obligations of each of SPAC, the Acquisition Entities and the Company to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The SPAC Stockholders’ Approval and the Company Written Consent or the Company Ordinary Resolution shall have been obtained;

(b) No Amalgamation Objection shall have been raised, or any such Amalgamation Objection which has been raised shall have been addressed such that no member or creditor of the Company or Amalgamation Sub, or other person to whom the Company or Amalgamation Sub is under an obligation, shall have the ability to delay the Amalgamation or cause the Amalgamation not to be consummated pursuant to the Amalgamation Proposal;

(c) All Regulatory Approvals shall have been obtained or have expired or been terminated, as applicable;

(d) The Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(e) (i) Holdco’s initial listing application with Nasdaq in connection with the Transactions shall have been conditionally approved and, immediately following the Closing, Holdco shall satisfy any applicable initial and continuing listing requirements of Nasdaq and Holdco shall not have received any notice of non-compliance therewith, and (ii) the Holdco Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject to any requirement to have a sufficient number of round lot holders of the Holdco Ordinary Shares, and the outstanding Holdco Ordinary Shares held by Public Stockholders shall be listed on such exchange on the Closing Date;

(f) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions;

(g) There shall not be any Action brought by a third party that is not an Affiliate of the parties hereto to enjoin or otherwise restrict the consummation of the Closing;

(h) Each of the Ancillary Agreements shall have been entered into and the same shall be in full force and effect; and

(i) After giving effect to the Closing, SPAC shall have net tangible assets of at least $5,000,001 on its pro forma consolidated balance sheet.

9.2 Conditions to the Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a) Each of the representations and warranties of the Company and of each Acquisition Entity contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein), individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b) Each of the covenants and obligations of the Company and of each Acquisition Entity to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d) All approvals, waivers or consents from any third parties set forth and described in Section 9.2(d) of the Company Disclosure Letter shall have been obtained;

(e) Holdco shall have delivered to SPAC a true, correct and complete copy of the Lock-Up Agreement duly executed by the shareholders representing at least 93% of outstanding Company Shares, which amount shall include all shareholders owning greater than one percent (1%) of outstanding Company Shares;

(f) The Company and the Acquisition Entities, as applicable, shall have delivered executed counterparts to the Ancillary Agreements to which they are a party to SPAC; and

(g) Holdco shall have been in material compliance with the applicable reporting requirements under the Securities Act and the Exchange Act, as applicable.

9.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Each of the representations and warranties of SPAC contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or another similar materiality qualification set forth therein) individually or in the aggregate, have not had, and would not reasonably be expected to have a SPAC Material Adverse Effect;

(b) Each of the covenants and obligations of SPAC and of each Acquisition Entity to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect;

(d) SPAC shall have delivered executed counterparts to the Ancillary Agreements to which it is a party to the Company; and

(e) SPAC shall have been in material compliance with the applicable reporting requirements under the Securities Act and the Exchange Act, as applicable.

9.4 Frustration of Conditions. None of SPAC, the Acquisition Entities or the Company may rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party hereto to be satisfied, as required by Section 8.3.

ARTICLE X
TERMINATION/EFFECTIVENESS

10.1 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of the Company and SPAC;

(b) by written notice from the Company or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from the Company or SPAC to the other if the SPAC Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by written notice from the Company or SPAC to the other if the Company Written Consent or the Company Ordinary Resolution shall not have been obtained within ten (10) Business Days after the Proxy/Registration Statement becomes effective;

(e) prior to the Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company or any Acquisition Entity set forth in this Agreement, such that the conditions specified in Section 9.2(a) or 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to fifteen (15) days after receipt by the Company of notice from SPAC of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before February 15, 2023 (the “Outside Date”), unless the SPAC is in material breach hereof;

(f) prior to the Closing, by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC through the exercise of its reasonable best efforts, then, for a period of up to fifteen (15) days after receipt by SPAC of notice from the Company of such breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period or (ii) the Closing has not occurred on or before the Outside Date, unless the Company is in material breach hereof.

10.2 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, members, stockholders, or other Representatives, other than liability of the Company, SPAC or any Acquisition Entity, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI shall survive any termination of this Agreement.

(b) In the event of the termination of this Agreement by SPAC for any reason and provided the Company is not in material breach of this Agreement, SPAC shall be obligated to pay the Company a break-up fee of $1,750,000 (the “Break-up Fee”), within five (5) Business Days after termination of this Agreement by SPAC.

(c) The Company and SPAC acknowledge and agree that the Break-up Fee in Section 10.2(b) (i) is a fair and reasonable estimate of the actual damages suffered by the Company, which amount would otherwise be impossible to calculate with precision, (ii) constitutes liquidated damages hereunder and is not intended to be a penalty, and (iii) shall be the sole and exclusive remedy available to the Company against the SPAC.

ARTICLE XI
MISCELLANEOUS

11.1 Trust Account Waiver. The Company and each Acquisition Entity acknowledge that, as described in the final prospectus of SPAC, dated November 12, 2021 and available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of the IPO and private placements of its securities occurring simultaneously with the IPO, and substantially all of those proceeds (including overallotment securities acquired by SPAC’s underwriters) have been deposited in a trust account (the “Trust Account”) for the benefit of SPAC’s public stockholders (including overallotment shares acquired by the underwriters of SPAC) (“Public Stockholders”). The Company and each Acquisition Entity understands and acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its Taxes, cash in the Trust Account may be disbursed only (i) to the Public Stockholders that elect to redeem their SPAC Common Stock if SPAC completes a transaction which constitutes a Business Combination or in connection with an extension of the deadline to consummate a Business Combination; (ii) to the Public Stockholders if SPAC fails to complete a Business Combination within twelve (12) months after the closing of the IPO (as such date may be extended by amendment to the SPAC Governing Documents with the consent of the SPAC Stockholders); and (iii) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself and its Affiliates, and each Acquisition Entity hereby agrees that, notwithstanding anything to the contrary contained in this Agreement, neither it nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement, or any proposed or actual business relationship between SPAC or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever. The Company acknowledges and agrees that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which Action seeks, in whole or in part, monetary relief against SPAC or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 11.1 will survive any termination of this Agreement for any reason and continue indefinitely. Notwithstanding the foregoing, (x) nothing herein shall prohibit the AUM Companies’ right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to the Public Stockholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Share Redemptions) to SPAC in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligations to effectuate the SPAC Share Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the AUM Companies may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions from the Trust Account directly or indirectly to the Public Stockholders).

11.2 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

11.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

(a)	If to SPAC, to:

Mountain Crest Acquisition Corp. V
311 West 43rd Street, 12th Floor
New York, New York
E-mail: sliu@mcacquisition.com

Attention: Suying Liu

with a copy to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Email: mnussbaum@loeb.com
Attention: Mitchell Nussbaum

(b)	If to the Company or any Acquisition Entity, to:

AUM Biosciences Pte. Ltd.

10 Anson Road

# 24-16 A/B International Plaza

Singapore 079903

Email: vishald@aumbiosciences.com
Attention: Vishal Doshi

with copies (which shall not constitute notice) to:

DLA Piper LLP (US)

51 John F. Kennedy Parkway, Suite 120

Short Hills, New Jersey 07078

Email: andrew.gilbert@us.dlapiper.com
Attention: Andrew P. Gilbert

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

11.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

11.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (i) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (ii) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (iii) limit the right of SPAC, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing.

11.6 Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Holdco shall pay or cause to be paid, in accordance with Section 2.5(c), the Company Transaction Expenses (in the case of the Company) and the SPAC Transaction Expenses (in the case of SPAC), respectively.

11.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (provided that the fiduciary duties of the Board of Directors of the Company, the Amalgamation and any exercise of appraisal and dissenters rights with respect to the Amalgamation, shall in each case be governed by the Laws of Singapore).

11.8 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

11.9 Company and SPAC Disclosure Letters. The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the SPAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

11.10 Entire Agreement. This Agreement (together with the Company Disclosure Letter and the SPAC Disclosure Letter), and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the non-binding term sheet between SPAC and the Company, dated August 28, 2022). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth or referenced in this Agreement, and the Ancillary Agreements.

11.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

11.12 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a). For the avoidance of doubt, nothing contained in this Section 11.12 shall prevent SPAC or the Company and/or their respective Affiliates from furnishing customary summarized information concerning the Transactions and publicly available information to their current and prospective investors.

(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its reasonable best efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to satisfy or obtain approval or early termination in connection with the Regulatory Approvals and to make any relating filing shall be deemed not to violate this Section 11.12.

11.13 Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable by any court of competent jurisdiction, all other terms and provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid, illegal or unenforceable with a valid, legal and enforceable provision giving effect to the original intent of the parties.

11.14 Jurisdiction; Waiver of Jury Trial.

(a) Any Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, New Castle County), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.14.

(b) THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.

11.15 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at Law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

11.16 Non-Recourse.

(a) Solely with respect to the Company, SPAC and the Acquisition Entities, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company, SPAC or the Acquisition Entities as named parties hereto; and

(b) Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative of the Company or any Acquisition Entity (each, a “Company Non-Recourse Party”) or of SPAC (each, a “SPAC Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate (including Sponsor), agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC or the Acquisition Entities under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

11.17 Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 10.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Business Combination Agreement to be duly executed as of the date first above written.

SPAC:

Mountain Crest Acquisition Corp. V

By:	/s/ Suying Liu
Name:	Suying Liu
Title:	CEO

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Business Combination Agreement to be duly executed as of the date first above written.

COMPANY:

AUM Biosciences Pte. Ltd.

By:	/s/ Vishal Doshi
	Name:	Vishal Doshi
	Title:	Chairman, CEO

[Signature Page to Business Combination Agreement]

EXHIBIT A

Form of Shareholder Support Agreement

A-1

EXHIBIT B

Form of Sponsor Support Agreement

B-1

EXHIBIT C

Form of Lock-Up Agreement

C-1

EXHIBIT D

Form of Registration Rights Agreement

D-1